Exhibit 10.45

Execution Version

AMENDMENT NO. 1

TO

CREDIT AGREEMENT

THIS AMENDMENT NO. 1 TO CREDIT AGREEMENT (this “Amendment”) is made as of June 12, 2020, by and among MIMECAST LIMITED, a public company incorporated in Jersey with registration number 119119 and having its registered office at 22 Grenville Street, St Helier, Jersey JE4 8PX (the “Borrower”), JPMORGAN CHASE BANK, N.A. as the Administrative Agent (the “Administrative Agent”), the Issuing Banks and the Required Lenders as of the date hereof. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement described below.

WITNESSETH:

WHEREAS, the Borrower, the Lenders and Issuing Banks from time to time party thereto, and the Administrative Agent are parties to that certain Credit Agreement dated as of July 23, 2018 (as amended, modified, restated or otherwise supplemented from time to time, the “Credit Agreement”, and as further amended by this Amendment, the “Amended Credit Agreement”);

WHEREAS, the Borrower has requested that the Lenders, Issuing Banks and the Administrative Agent agree to amend certain provisions of the Credit Agreement;

WHEREAS, Section 9.02(b) of the Credit Agreement permits the Credit Agreement to be amended with the consent of the Borrower, the Administrative Agent, each Issuing Bank and the Required Lenders; and

WHEREAS, subject to the satisfaction of the conditions set forth herein, the Administrative Agent, the Issuing Banks and the Required Lenders signatory hereto are willing to agree to amend certain provisions of the Credit Agreement, all on the terms and subject to the conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises set forth herein (which are incorporated herein as though fully set forth below, by this reference thereto) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned agrees as follows:

1.Acknowledgments, Affirmations and Representations and Warranties.

Each Loan Party acknowledges, affirms, represents and warrants that:

(i)The Borrower has the corporate power and authority to enter into, and has taken all necessary corporate action to authorize, this Amendment and the transactions contemplated hereby.

(ii)Each Guarantor has the corporate and/or company power and authority to enter into, and has taken all necessary corporate or company action to authorize, this Amendment and the transactions contemplated hereby.

(iii)No material consent, approval, authorization or order of, or filing, registration or qualification with, any Governmental Authority is required in connection with the execution, delivery or performance by each Loan Party of this Amendment.

(iv)All representations and warranties of the Borrower and each Loan Party set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects (or, with respect to representations and warranties already qualified by concepts of materiality, in all respects) on and as of the date hereof (except for representations and warranties that expressly speak as of a specific date, then on and as of such specific date).

(v)No Default or Event of Default has occurred and is continuing under the Credit Agreement or any of the other Loan Documents

2.Amendments to Credit Agreement. Subject to the terms and conditions set forth herein the Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in Exhibit A hereto.

3.Conditions to Effectiveness. This Amendment shall become effective as of the first date (the “Amendment No. 1 Effective Date”) on which the following conditions have been satisfied or waived in accordance with the terms thereof:

(a) The Administrative Agent shall have received from the Borrower and each Guarantor, from each Issuing Bank and from each Required Lender (A) a counterpart of this Amendment, signed on behalf of such Person, or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Amendment) that such Person has signed a counterpart of this Amendment.

(b) The representations and warranties in Section 1 above shall be true and correct in all material respects as of the Amendment No. 1 Effective Date; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(c) The Loan Parties agree that they will promptly pay all reasonable and documented legal and professional fees and expenses to the extent required to be reimbursed by the Borrower under the Credit Agreement (including all reasonable and documented fees and expenses of Cahill Gordon & Reindel LLP, as counsel to the Administrative Agent) incurred by the Administrative Agent in connection with this Amendment and the transactions contemplated hereby.

4.Reaffirmation; No Waiver. Each Loan Party, as maker, debtor, assignor, obligor, guarantor, or in other similar capacity in which it incurs obligations to the Administrative Agent, the Issuing Bank or the Lenders under any of the Loan Documents, hereby ratifies and reaffirms all of its respective payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party and, to the extent it has granted liens or mortgages on or security interests in any of its properties pursuant to any Collateral Document as security for the Secured Obligations, hereby ratifies and reaffirms such grant of liens, mortgages and security interests and confirms and agrees that with respect to liens and security interests on any right, title and interest of such Loan Party in any personal property granted pursuant to a security agreement, pledge agreement or otherwise, such liens and security interests hereafter secure all of the Secured Obligations, in each case as if each reference in such Collateral Document to the obligations secured thereby are construed to hereafter mean and refer to such Secured Obligations (including, without limitation, with respect to all Loans and all LC Exposure) and including under the Credit Agreement and other Loan Documents, as amended by this Amendment. Each Loan Guarantor acknowledges, affirms and agrees that all Secured Obligations to the Administrative Agent, the Issuing Bank, the Lenders and the Secured Parties have been guaranteed and continue to be guaranteed by such Loan Guarantor pursuant to the terms of the Amended Credit Agreement. Each Loan Party acknowledges and reaffirms that it is responsible for the observance and full performance of the Secured Obligations and that each of the Loan Documents to which it is a party remains in full force and effect, continues to apply to the Secured Obligations, as amended by this Amendment, and are hereby ratified and confirmed in all respects. The execution of this Amendment shall not operate as a novation, or waiver of any right, power or remedy of the Administrative Agent, the Issuing Bank, the Lenders or Secured Parties, or waiver of any provision of any of the Loan Documents. The Loan Parties agree and acknowledge that this Amendment shall be deemed a Loan Document. All references in the Loan Documents to the Credit Agreement shall be deemed to be references to the Amended Credit Agreement.

5.Successors and Assigns. This Amendment shall be binding upon each of the Loan Parties and upon its respective successors and assigns and shall inure to the benefit of the Administrative Agent, the Lenders and their respective successors and assigns. The successors and assigns of such entities shall include, without limitation, their respective receivers, trustees, or debtors-in-possession.

6.Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

7.Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by facsimile, emailed pdf, or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution”, “execute”, “signed”, “signature”, and words of like import in or related to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[remainder of page intentionally left blank; signature pages follow]

DocuSign Envelope ID: 22E6FC4F-DD0A-47FB-B190-00D562293FF8

IN WITNESS WHEREOF, this Amendment has been duly executed by each of the undersigned as of the day and year first set forth above.

MIMECAST LIMITED

By:	/s/ Peter Cyril Bauer
	Name:	Peter Cyril Bauer
	Title:	Executive Director

MIMECAST UK LIMITED
MIMECAST SERVICES LIMITED, as Guarantors

By:	/s/ Rafeal Brown
	Name:	Rafeal Brown
	Title:	Director

MIMECAST NORTH AMERICA, INC., as a
Guarantor

By:	/s/ Peter Cyril Bauer
	Name:	Peter Cyril Bauer
	Title:	President

MIMECAST OFFSHORE LIMITED, as a Guarantor

By:	/s/ Lauren Ker
	Name:	Lauren Ker
	Title:	Director

[Signature Page to Amendment No. 1]

DocuSign Envelope ID: A20BAD83-6DEE-4E29-872C-900A39335170

IN WITNESS WHEREOF, this Amendment has been duly executed by each of the undersigned as of the day and year first set forth above.

MIMECAST LIMITED

By:	/s/ Peter Cyril Bauer
	Name:	Peter Cyril Bauer
	Title:	Executive Director

MIMECAST UK LIMITED
MIMECAST SERVICES LIMITED, as Guarantors

By:	/s/ Rafeal Brown
	Name:	Rafeal Brown
	Title:	Director

MIMECAST NORTH AMERICA, INC., as a
Guarantor

By:	/s/ Peter Cyril Bauer
	Name:	Peter Cyril Bauer
	Title:	President

MIMECAST OFFSHORE LIMITED, as a Guarantor

By:	/s/ Lauren Ker
	Name:	Lauren Ker
	Title:	Director

[Signature Page to Amendment No. 1]

IN WITNESS WHEREOF, this Amendment has been duly executed by each of the undersigned as of the day and year first set forth above.

MIMECAST LIMITED

By:	/s/ Peter Cyril Bauer
	Name:	Peter Cyril Bauer
	Title:	Executive Director

MIMECAST UK LIMITED
MIMECAST SERVICES LIMITED, as Guarantors

By:	/s/ Rafeal Brown
	Name:	Rafeal Brown
	Title:	Director

MIMECAST NORTH AMERICA, INC., as a Guarantor

By:	/s/ Peter Cyril Bauer
	Name:	Peter Cyril Bauer
	Title:	President

MIMECAST OFFSHORE LIMITED, as a Guarantor

By:	/s/ Lauren Ker
	Name:	Lauren Ker
	Title:	Director

[Signature Page to Amendment No. 1]

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Maria Riaz
	Name:	MARIA RIAZ
	Title:	VICE PRESIDENT

JPMORGAN CHASE BANK, N.A., as a Lender and Issuing Bank

By:	/s/ Maria Riaz
	Name:	MARIA RIAZ
	Title:	VICE PRESIDENT

[Signature Page to Amendment No. 1]

ROYAL BANK OF CANADA as a Lender and issuing Bank

By:	/s/ Kamran Khan
	Name:	Kamran Khan
	Title:	Authorized Signatory

[Signature Page to Amendment No. 1]

SILICON VALLEY BANK as a Lender and issuing Bank

By:	/s/ Richard Faulkner
	Name:	Richard Faulkner
	Title:	Managing Director

[Signature Page to Amendment No. 1]

EXHIBIT A

CREDIT AGREEMENT

dated as of

JULY 23, 2018

Amended by Amendment No. 1 on JUNE 12, 2020

among

MIMECAST LIMITED,

as Borrower,

THE OTHER LOAN PARTIES PARTY HERETO,

THE LENDERS PARTY HERETO,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A.

as Sole Bookrunner and Sole Lead Arranger

TABLE OF CONTENTS

Page

ARTICLE I.

DEFINITIONS

ARTICLE II.

THE CREDITS

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

- i -

Page

SECTION 3.14	Insurance	66
SECTION 3.15	Capitalization and Subsidiaries	66
SECTION 3.16	Security Interest in Collateral	66
SECTION 3.17	Employment Matters	66
SECTION 3.18	Anti-Corruption and Anti-Terrorism Laws and Sanctions	67
SECTION 3.19	Federal Reserve Regulations	67
SECTION 3.20	EEA Financial Institution	67
SECTION 3.21	No UK Tax Deduction	67

ARTICLE IV.

CONDITIONS

SECTION 4.01	Effective Date	68
SECTION 4.02	Each Credit Event	69

ARTICLE V.

AFFIRMATIVE COVENANTS

ARTICLE VI.

NEGATIVE COVENANTS

ARTICLE VII.

EVENTS OF DEFAULT

ARTICLE VIII.

THE ADMINISTRATIVE AGENT

- ii -

ARTICLE IX.

MISCELLANEOUS

ARTICLE X.LOAN GUARANTY

- iii -

SCHEDULES:

Schedule 1.01A	–	Existing Letters of Credit
Schedule 1.01B	–	Immaterial Subsidiaries
Schedule 2.01A	–	Commitments
Schedule 2.01B	–	Letters of Credit Commitments
Schedule 3.06	–	Disclosed Matters
Schedule 3.14	–	Insurance
Schedule 3.15	–	Subsidiaries
Schedule 4.01(b)	–	Collateral Documents
Schedule 5.13	–	Post-Closing Covenant
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.04	–	Existing Investments
Schedule 6.08	–	Existing Restrictions

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Compliance Certificate
Exhibit D	–	Joinder Agreement
Exhibit E	–	Form of Increasing Lender Supplement – Existing Lender
Exhibit F	–	Form of Augmenting Lender Supplement – New Lender
Exhibit G	–	Form of Borrowing Request
Exhibit H	–	Form of Solvency Certificate
Exhibit I	–	Form of Revolving Note
Exhibit J	–	Form of Term Note
Exhibit K	–	Form of Interest Election Request

- iv -

CREDIT AGREEMENT dated as of July 23, 2018 (the “Effective Date”) (as it may be amended, modified, restated, or otherwise supplemented from time to time, this “Agreement”), among MIMECAST LIMITED, a public company incorporated in Jersey with registration number 119119 and having its registered office at 22 Grenville Street, St Helier, Jersey JE4 8PX, as the Borrower, the other Loan Parties party hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as the Administrative Agent.

WHEREAS, the Borrower has requested that the Lenders extend credit to the Borrower in the form of (i) Term Loans on the Effective Date in an aggregate principal amount of $100,000,000 pursuant to this Agreement and (ii) a revolving credit facility in an aggregate principal amount of $50,000,000 pursuant to this Agreement; and

WHEREAS, the proceeds of the Term Loans, together with the proceeds of any Revolving Borrowing on the Effective Date, will be used for working capital and other general corporate purposes (including to fund Permitted Acquisitions and any other transaction not prohibited by this Agreement).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I.

Definitions

SECTION 1.01Defined Terms.   As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means any transaction or series of related transactions resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than an existing Subsidiary), or any business or division of any Person (other than an existing Subsidiary), (b) the acquisition of in excess of fifty percent (50%) of the stock (or other Equity Interests) with ordinary voting power of any Person (other than an existing Subsidiary), or (c) the acquisition of another Person (other than an existing Subsidiary) by a merger, amalgamation or consolidation or any other combination with such Person.

“Additional Lender” has the meaning assigned to such term in Section 2.21(a).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent as provided in Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Indemnitee” has the meaning assigned to it in Section 9.03(c).

“Aggregate Revolving Commitment” means the aggregate amount of the Revolving Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof.   As of the Effective Date, the Aggregate Revolving Commitment is $50,000,000.

“Agreement” has the meaning assigned to such term in the preamble.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Amendment No. 1” means Amendment No. 1 to the Credit Agreement, dated as of June 12, 2020, by and among the Borrower, the Guarantors, the Administrative Agent, the Issuing Banks and Required Lenders.

“Amendment No. 1 Effective Date” means June 12, 2020.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means all laws, rules, and regulations relating to terrorism or money laundering, including Executive Order No. 13224 (September 23, 2001), the USA Patriot Act, all laws, rules, and regulations comprising or implementing the Bank Secrecy Act, any  Sanctions laws and the laws, rules, and regulations administered by OFAC.

“Applicable Percentage” means, at any time with respect to any Lender, (a) with respect to Revolving Loans or LC Exposure, the percentage equal to a fraction, the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the Aggregate Revolving Commitment; provided, that if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, after giving effect to any assignments; provided further, that in the case of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment shall be disregarded in the foregoing calculation; and (b) with respect to Term Loans, a percentage equal to a fraction, the numerator of which is the aggregate outstanding principal amount of such Lender’s Term Loans and the denominator of which is the sum of the aggregate outstanding principal amount of all Term Loans and unfunded Term Loan Commitments; provided, that in the case of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender’s Credit Exposure and unused Commitments shall be disregarded in the foregoing calculation.

“Applicable Rate” means, for any day, with respect to any Eurodollar Loan or ABR Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Applicable Rate for Eurodollar Loans”, “Applicable Rate for  ABR Loans” or “Applicable Rate for Commitment Fee”, as the case may be, based on the Consolidated Total Leverage Ratio applicable on such date:

Pricing Level	Consolidated Total Leverage Ratio	Applicable Rate for Eurodollar Loans	Applicable Rate for ABR Loans	Applicable Rate for Commitment Fee
I	≤ 1.00:1.00	1.375%	0.375%	0.20%
II	> 1.00:1.00 and ≤ 2.00:1.00	1.625%	0.625%	0.25%
III	> 2.00:1.00	1.875%	0.875%	0.30%

For purposes of the foregoing, (a) the Consolidated Total Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower and its Subsidiaries based on the Financial Statements and the corresponding certificate delivered pursuant to Section 5.01(d); and (b) each change in the Applicable Rate resulting from a change in the Consolidated Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such Financial Statements and certificate indicating such change and ending on the date immediately preceding the effective date of the next change in the Applicable Rate; provided, unless waived with the written consent of the Required Lenders, Pricing Level III set forth above shall apply if the Borrower fails to deliver the consolidated Financial Statements or the corresponding certificate required to be delivered by it pursuant to Section 5.01(d), during the period from the expiration of the time for delivery thereof until such Financial Statements and certificate are delivered. Pricing Level II set forth above shall apply during the period commencing on and including the Effective Date and ending on the date immediately preceding the delivery of Financial Statements covering the fiscal quarter of the Borrower and its Subsidiaries ending September 30, 2018, pursuant to Section 5.01(b) and the corresponding certificate pursuant to Section 5.01(d).

If at any time the Administrative Agent or the Borrower reasonably and in good faith determines that the Financial Statements or compliance certificate upon which the Applicable Rate was determined were incorrect (whether based on a mistake, restatement, fraud or otherwise), in the event such inaccuracy resulted in a lower Applicable Rate than should have been in effect, the Administrative Agent shall notify the Borrower in writing and, subject to confirmation by the Borrower of such error (which confirmation shall not be unreasonably withheld or delayed), the Borrower shall be required to retroactively pay any additional amount that the Borrower would have been required to pay if such Financial Statements and compliance certificate had been accurate at the time they were delivered. It is acknowledged and agreed that nothing in this definition will limit the rights of the Administrative Agent and the Lenders under the Loan Documents, including Article VII hereof; provided, that any additional interest due under this paragraph shall not be due and payable until such written demand is made for such payment by the Administrative Agent and accordingly, any nonpayment of such interest as a result of such demand not having been made shall not constitute a Default or Event of Default.

“Approved Currency” means each of Dollars, Euros, British Pounds, Australian Dollars, Canadian Dollars, Swiss Francs, Israeli New Shekel, South African Rand and any other currency that is approved pursuant to Section 1.09(c).

“Approved Foreign Currency” means any Approved Currency other than Dollars.

“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).

“Approved Fund” has the meaning assigned to it in Section 9.04(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Augmenting Lender” has the meaning assigned to such term in Section 2.21(a).

“Australian Dollars” means the lawful money of the Commonwealth of Australia.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Amount” means, as of any date of determination, an amount, determined on a cumulative basis, equal to $30,000,000, plus, without duplication:

(a)the cumulative amount of all cash contributions to the common capital of the Borrower or the amount of Net Proceeds actually received by the Borrower from the issuance of any Qualified Equity Interests on or after the Effective Date, plus

(b)the  fair market value of all Qualified Equity Interests of the Borrower issued upon conversion or exchange of Indebtedness or Disqualified Equity Interests of the Borrower or any of its Subsidiaries incurred after the Effective Date, plus

(c)an amount equal to any returns of original principal or capital accounts actually received by the Borrower or any of the Subsidiaries in cash in respect of any Investments made after the Effective Date pursuant to Section 6.04(w), minus

(d)the sum of (i) the aggregate amount of Investments made after the Effective Date pursuant to Section 6.04(w), (ii) the aggregate amount of Restricted Payments made after the Effective Date pursuant to clause (x) of Section 6.06(a), and (iii) the aggregate amount of prepayments  of Subordinated Indebtedness made after the Effective Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to  any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Secrecy Act” means Public Law 91-508, 84 Stat. 1119 (1970).

“Banking Services” means any of the following bank services provided to the Borrower or any Subsidiary by any Banking Services Provider: (a) credit cards for commercial customers (including “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including controlled disbursement, automated clearinghouse transactions, return items,  overdrafts and  interstate depository network services).

“Banking Services Agreement” means any agreement entered into in connection with Banking Services.

“Banking Services Provider” means any Person that (i) is a Lender or an Affiliate of a Lender at the time it enters into the applicable Banking Services Agreement, in its capacity as a party thereto, or (ii) with respect to any Banking Services Agreement existing as of the Effective Date, is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender as of the Effective Date, in its capacity as a party thereto, in each case together with such Person’s successors and permitted assigns.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency  proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Laws; (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or (e) a Person that is named on the most current OFAC lists or a Person owned or controlled by a Person or Persons on the current OFAC lists of designated persons under Anti-Terrorism Laws and Sanctions laws.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Mimecast Limited, a company incorporated in Jersey with registered number 119119.

“Borrowing” means (a) Revolving Loans of the same Type and currency, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) Term Loans of the same Type and currency (if applicable), made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form of Exhibit G or any other form approved by the Administrative Agent.

“British Pounds” means lawful money of the United Kingdom and the Bailiwick of Jersey.

~~“British Pounds Letter of Credit” means any Letter of Credit issued hereunder, the face amount of which is denominated in British Pounds.~~

~~“British Pounds L/C Spot Rate” means the rate determined by the Administrative Agent to be the rate quoted by it as the spot rate for the purchase by it of British Pounds with Dollars through its principal foreign exchanging trading office at approximately 11:00 a.m. London time on the date as of which the foreign exchange computation is made.~~

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market and (b) when used in connection with any ~~British Pounds~~Foreign Currency Letter of Credit, the term “Business Day” shall also exclude any day on which commercial banks in London are authorized or required by law to remain closed.

“Canadian Dollars” means the lawful money of Canada.

“Capital Expenditures” means, without duplication, for any period, with  respect to any Person,  the aggregate of all expenditures (whether paid in cash or accrued as liabilities) during such period by such Person for the acquisition or leasing (pursuant to a finance lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person, but excluding (i) the purchase price of equipment that is purchased contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (ii) Permitted Acquisitions and other Investments permitted pursuant to Section 6.04, (iii) any expenditures which are contractually required to be, and are, reimbursed to the Loan Parties in cash by a third party (including landlords) during such period of calculation and (iv) any expenditures financed with the Net Proceeds received by the Borrower from the issuance of any of its Qualified Equity Interests.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by any Person during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet (excluding the footnotes thereto) of such Person.

“Cash Equivalents” means:

(a)Dollars, Euro, British Pounds, Canadian Dollars or any national currency of any member state of the European Union;

(b)direct obligations  of, or obligations  the principal of and interest on which are unconditionally guaranteed by, the United States, Canada, a member state of the European Union or, in each case, any agency or instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), in each case maturing within one year from the date of acquisition thereof;

(c)investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, a rating of at least P-2 (or the equivalent thereof) by Moody’s or at least A-2 (or the equivalent thereof) by S&P, or if at the time neither is issuing comparable ratings then a comparable rating of another nationally recognized statistical rating organization;

(d)investments in certificates of deposit, bankers acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(e)fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (b) above and entered into with a financial institution satisfying the criteria described in clause (d) above;

(f)money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(g)Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another nationally recognized statistical rating organization) maturing with one year from the date of acquisition thereof;

(h)bills of exchange issued in the United States, Canada or a member state of the European Union eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(i)interests in any investment company, money market or enhanced high yield fund which invests at least 95% of its assets in instruments of the type specified in clauses (a) through (h) above;

(j)instruments and investments of the type and maturity described in clause (a) through (i) denominated in any foreign currency or of foreign obligors, which investments or obligors are, in the reasonable judgment of the Borrower, comparable in investment quality to those referred to above;

(k)the marketable securities portfolio owned by the Borrower or its direct or indirect Subsidiaries on the Effective Date; and

(l)solely with respect to any Subsidiary that is a Non-US Subsidiary, investments  of comparable tenor and credit quality to those described in the foregoing clauses (b) through (k) customarily utilized in countries in which such Non-US Subsidiary operates for short term cash management purposes.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower or (b) occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not (i) directors of the Borrower on the date of this Agreement or (ii) nominated, approved or appointed by the board of directors of the Borrower.

“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that,  notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.17.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans.

“Closing Date Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Closing Date Term Loans hereunder. The initial amount of each Lender’s Closing Date Term Loan Commitment is set forth on Schedule 2.01A. The initial aggregate amount of all Lenders’ Closing Date Term Loan Commitments is $100,000,000.

“Closing Date Term Loans” has the meaning set forth in Section 2.01(b). “Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” (or equivalent term) referred to in the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a Lien in favor of the Administrative Agent, on behalf of the Secured Parties, to secure the Secured Obligations. For greater certainty, the term “Collateral” excludes all “Excluded Property” as defined in Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, the Jersey Collateral Agreements, the English Collateral Agreements and all other agreements, instruments and documents executed in connection with this Agreement (including those listed on Schedule 4.01(b)) that are intended to create or perfect Liens to secure the Secured Obligations, including all other security agreements, pledge agreements, mortgages, deeds of trust, pledges, powers of attorney relating to any of the foregoing, and collateral assignments or similar collateral documents, whether heretofore, now or hereafter executed by the Borrower or any of its Subsidiaries and delivered to the Administrative Agent.“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment and Term Loan Commitment. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01A, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications, including through an Approved Electronic Platform.

“Competitor” means any Person (a) that is an  operating company directly and primarily engaged in substantially similar business operations as the Borrower and (b) any of such Person’s subsidiaries in each case identified in writing to the Administrative Agent from time to time.

“Competitor Controller” means any (a) direct or indirect parent company of a Competitor and (b) Person that is Controlled by such Competitor in each case identified in writing to the Administrative Agent, excluding in each case of (a) and (b) any Person that is a financial institution, a debt fund or an investment vehicle that is engaged in the business of making, purchasing, holding or otherwise investing in loans, notes, bonds and similar extensions of credit or securities in the ordinary course of business to or of unaffiliated third parties.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” or “consolidated” means, with reference to any term defined herein, that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with GAAP.

“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income for such period plus

(a)without duplication and, except with respect to amounts added back pursuant to clauses (xii) (solely in the case of amounts constituting the proceeds of business interruption insurance that are not already included in Consolidated Net Income), (xv) or (xvii), to the extent deducted (and not added back) in determining such Consolidated Net Income for such period,

(i)Consolidated Interest Expense (including  net losses (or gains) on Swap Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, unused line fees, letter of credit fees, facing fees and bank guaranty fees), net of interest income;

(ii)the provision for taxes based on income, profits or capital, including federal, foreign, state, local, franchise, excise, value added and similar taxes paid or accrued during such period (including in respect of repatriated funds and any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) net of any tax credits;

(iii)depreciation expense and amortization expense;

(iv)impairment of goodwill and other long-lived assets;

(v)fees, costs and expenses incurred during such period in connection with any issuances of Equity Interests, any Permitted Acquisitions, sale of assets outside the ordinary course of business, Restricted Payments permitted under Section 6.06, any Indebtedness permitted under Section 6.01  and Investments permitted under Section 6.04(a), whether consummated or  not consummated, during such period;

(vi)any loss from  any sale of long-lived assets outside  the ordinary course of business;

(vii)non-cash equity-based compensation expenses for such period;

(viii)fees and expenses incurred during such period in connection with the Loan Documents and the Transactions;

(ix)extraordinary, unusual or non-recurring losses or expenses;

(x)the amount of any non-controlling or minority interest expense consisting of Subsidiary income attributable to minority Equity Interests of third parties in any non-wholly owned Subsidiary;

(xi)the amount of unamortized fees,  costs, prepayment premiums and expenses previously paid in cash and capitalized and subsequently expensed in connection with the repayment of Indebtedness and any required prepayment premiums in connection therewith during such period;

(xii)proceeds of business interruption insurance and any expenses and payments covered by third party indemnification, insurance, reimbursement, guaranty, purchase price adjustment or similar arrangement, or otherwise reimbursed or reimbursable by a third party, to the extent that such expenses and payments have been paid or reimbursed in cash during such period;

(xiii)the amount of any cash restructuring and similar charges, severance costs, lease termination costs, retention, recruiting and relocation costs, integration and other business optimization   expenses,   signing   costs,   retention   or   completion   bonuses,   stock-option   or equity-based compensation expenses, transition costs, costs related to the closure or consolidation of facilities, future lease commitments and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), including, without limitation, any one-time expense relating to enhanced accounting function or other transaction  costs, and other one-time expenses not otherwise  added back to Consolidated EBITDA;

(xiv)the amount of “run-rate” cost savings, synergies and operating  expense reductions (the “Cost Savings”) realized or projected by the Borrower in good faith and certified by a Financial Officer of the Borrower in writing to result from actions taken or with respect to which substantial steps have been taken prior to the last day of such measurement period (or reasonably anticipated to be taken or initiated within twelve (12) months after the date of the relevant event or transaction) with respect to integrating, consolidating or discontinuing operations, headcount reductions or closure of facilities, or otherwise, in each case resulting from acquisitions (whether before or after the Effective Date), dispositions outside the ordinary course of business permitted hereunder, restructurings or cost savings initiatives, which cost savings, synergies and operating expense reductions shall be calculated on a Pro Forma Basis as though they had been realized on the first day of such period, net of the amount of actual benefits realized during such period from such actions that are otherwise included in the calculation of Consolidated EBITDA; provided that (i) a Financial Officer of the Borrower shall have provided a reasonably detailed statement or schedule of such Cost Savings and shall have certified to Administrative Agent that such cost savings, synergies, operating improvements and operating expense reductions, as the case may be, are directly attributable to the applicable transaction or initiative, reasonably identifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or are expected to be taken (in the good faith determination of the Borrower), within twelve (12) months after the relevant transaction or initiative, and (ii) the aggregate amount of all add-backs pursuant to this clause (xiv) shall not exceed 10% of Consolidated EBITDA (calculated after giving effect to this clause (xiv)) for such twelve (12) month period;

(xv)the net amount, if any, by which consolidated deferred revenues increased during such period;

(xvi)to the extent not already covered in clauses (a)(i) through (a)(xiv) above, all other non-cash charges, write-downs, expenses, losses or other similar items for such period, including the impact of purchase accounting; and

(xvii)currency  translation losses related to currency  remeasurements of assets or liabilities (including the net loss resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances).

minus (b) without duplication and except with respect to clauses (iii) and (vii) to the extent included in such Consolidated Net Income for such period, (i) any cash payments made during such period in respect of items described in clauses (a)(vi), (a)(vii), (a)(ix) or (a)(xvi) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were taken or incurred, (ii) extraordinary, unusual or non-recurring income or gains, (iii) currency translation gains related to currency remeasurements of assets or liabilities (including the net gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances), (iv) gains on disposal of long-lived assets outside the ordinary course of business, (v) rent expense related to build-to-suit facilities under construction as of the Effective Date, (vi) cash Capitalized Software Expenditures, all calculated for the Borrower and its Subsidiaries on a consolidated basis and (vii) the net amount, if any, by which consolidated deferred revenues decreased during such period.

For the purposes of calculating Consolidated EBITDA for any Reference Period, (x) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any sale or disposition of assets or series of related sales or dispositions of assets (other than to any Loan Party), the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such sale or disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (y) if during such Reference Period the Borrower or any Subsidiary shall have made any Permitted Acquisition or other Investments permitted hereunder, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a pro forma basis as if such Permitted Acquisition or other Investment (including the incurrence or assumption of any Indebtedness in connection therewith) had occurred on the first day of such Reference Period, without duplicating any other add-back to Consolidated EBITDA.

“Consolidated Funded Debt” means all Indebtedness of the types described in clauses (a) (solely with respect to obligations for borrowed money), (b), (e), (h) and (k), and, to the extent related to Indebtedness of such types, clauses (f) and (g) of the definition of “Indebtedness,” and all Guarantees in respect of any of the foregoing; provided that, with respect to such clauses (e) and (k), all obligations in respect of the deferred purchase price of property or services and obligations under any earn-out shall, in each case, be included only if and to the extent such obligations remain unpaid following the due date thereof.

“Consolidated Interest Expense” means, for any period, for the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis for such period (without duplication), all cash interest expense (including interest expense under Finance Lease Obligations that is treated as interest in accordance with GAAP and regularly scheduled dividends paid in cash for such period on or with respect to Disqualified Equity Interests) with respect to all outstanding Indebtedness of the Borrower and the Subsidiaries allocable to such period in accordance with GAAP (including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under interest rate Swap Agreements to the extent such costs are allocable to such period in accordance with GAAP) less interest income, excluding (a) one-time cash costs associated with breakage in respect of interest rate Swap Agreements, (b) any “additional interest” or “liquidated damages” with respect to securities for failure tocomply with registration rights obligations, (c) penalties and interest relating to taxes, (d) any expensing of bridge, commitment and other financing fees (including annual agency fees paid to any administrative agent or collateral agent under any credit facilities or the debt instruments or documents) and (e) any interest expense with respect to liabilities and other obligations related to (x) build-to-suit facilities under construction as of the Effective Date and (y) without duplication of the immediately preceding clause (x), the Borrower’s and its Subsidiaries leased premises located at 1 Finsbury Avenue, London, EC2M 2PF, UK and 191 Spring Street, Lexington, MA 02421.

“Consolidated Interest Expense Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for such period, to (b) Consolidated Interest Expense for such period, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis for such period; provided, however, that there will not be included in such Consolidated Net Income (without duplication): (a) the cumulative effect of a change in accounting principles; (b) any unrealized gains or losses in respect of Swap Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Swap Obligations; and (c) any recapitalization or purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development).

“Consolidated Secured Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated Funded Debt as of such date, that is secured by a Lien on any asset of the Borrower or any of its Subsidiaries, to (b) Consolidated EBITDA for the Reference Period ended on such date.

“Consolidated Total Assets” shall mean, as of any date of determination, the total amount of all assets of the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP as of such date.

“Consolidated Total Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated Funded Debt as of such date, to (b) Consolidated EBITDA for the Reference Period ended on such date.

“Consolidated Total Net Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated Funded Debt as of such date, net of up to $100,000,000 of unrestricted cash and Cash Equivalents of the Borrower and the Guarantors as of such date, to (b) Consolidated EBITDA for the Reference Period ended on such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Securities” means any Indebtedness of the Borrower or any Subsidiary that is or will become, upon the occurrence of certain specified events or after the passage of a specified amount of time, (1) convertible into, or exchangeable for, Qualified Equity Interests of the Borrower (and cash in lieu of fractional shares), call options, warrants, rights or obligations to purchase (or substantially equivalent derivative transactions) that are exercisable for Qualified Equity Interests of the Borrower and/or cash (in an amount determined by reference to the price of such Equity Interests) and/or (2) sold as units with call options, warrants, rights or obligations to purchase (or substantially equivalent derivative transactions) that are exercisable  for Qualified Equity  Interests of the Borrower and/or cash (in an amount determined by reference to the price of such Equity Interests).

“Cost Savings” has the meaning assigned to it in the definition of “Consolidated EBITDA”.

“Credit Exposure” means, with respect to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) an amount equal to the aggregate principal amount of such Lender’s Term Loans outstanding at such time.

“Credit Party” means the Administrative Agent, each Issuing Bank or any other Lender.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit, (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, or (iv) comply with its material obligations under this Agreement, unless, in the case of clauses (i) and (iv) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding or other obligations (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s (x) receipt of such certification in form and substance satisfactory to it and the Administrative Agent, and (y) becoming compliant with its material obligations under this Agreement, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Deferred Acquisition Obligations” has the meaning set forth in Section 6.01(h). “Direction” has the meaning set forth in Section 2.17(e)(iv)(B)(1).

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Equity Interests” means Equity Interests that by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable), or upon the happening of any event, (a) require the payment of any dividends (other than dividends payable solely in shares of Qualified Equity Interests), (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation, on a fixed date or otherwise, prior to the date that is 91 days following the then Latest Maturity Date at such time, or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any debt securities or any Equity Interest referred to in clause (a) or (b) above, prior to the date that is 91 days following the then Latest Maturity Date at such time; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or any Subsidiary, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.“Dollar Equivalent” means, on any date of determination, (1) with respect to any amount in dollars, such amount, and (b) with respect to any amount in Euros, British Pounds or any other currency, the equivalent in dollars of such amount, determined by the Administrative Agent using an exchange rate as agreed to by the Borrower with respect to Euros, British Pounds or such alternative currency at the time in effect under the provisions of Section 1.09 (except as otherwise expressly provided herein).

“Dollars”, “dollars” or “$” refers to lawful money of the U.S.

“EDGAR System” means the Electronic Data Gathering Analysis and Retrieval System owned and operated by the SEC or any replacement system.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country  (including  any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning assigned to it in the introductory paragraph of this Agreement.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“English Collateral Agreements” means (a) the English law debenture dated on or about the date of this Agreement and made between, amongst others, Mimecast UK Limited as charger and JPMorgan Chase Bank, N.A. as collateral agent and (b) the English law share charge dated on or about the date of this Agreement and made between Mimecast Limited as charger and JPMorgan Chase Bank, N.A. as collateral agent.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding (a) any debt securities convertible or exchangeable into any of the foregoing (including Convertible Securities) and (b) any Permitted Convertible Indebtedness Call Transactions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) with respect to any Plan, a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice,  or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of  any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” means lawful money of the European Union.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Borrowing” has the meaning given in Section 1.02

“Eurodollar Loan” has the meaning given in Section 1.02

“Eurodollar Revolving Borrowing” has the meaning given in Section 1.02

“Eurodollar Revolving Loan” has the meaning given in Section 1.02

“Events of Default” has the meaning assigned to such term in Article VII.

“Excluded Person” means any Competitors or Competitor Controllers of Borrower or its Subsidiaries identified by Borrower in writing to Lenders from time to time after the Effective Date; provided, however, that (a) no state or federally-chartered bank, savings and loan or other regulated financial institution (including financial institutions regulated by a Governmental Authority of any nation or any political subdivision thereof or any central bank or supranational entity, such as the European Union) shall be an Excluded Person and (b) the inclusion of such Persons as Excluded Persons shall not retroactively apply to prior assignments or participations in respect of any Loan or Commitments under this Agreement and the Administrative Agent shall have no duty to ascertain, inquire into, monitor or enforce compliance with the list of Excluded Persons and shall have no liability in connection therewith. The list of all Persons identified as Excluded Persons by the Borrower to the Administrative Agent after the Effective Date shall be delivered to JPMDQ_Contact@jpmorgan.com with such inclusions to become effective not less than three (3) Business Days following the Administrative Agent’s receipt. Unless and until not less than three (3) Business Days following the disclosure of the identity of an Excluded Person to the Lenders generally by the Administrative Agent, such Person shall not constitute an Excluded Person; provided that (x) the Administrative Agent may disclose the list of Excluded Persons (or the identity of any Person that constitutes an Excluded Person), in part or in full, to the Lenders with the prior written consent of the Borrower (including by posting the list of Excluded Persons to the “public side” of an Approved Electronic Platform, if applicable) and (y) the Lenders may disclose the list of Excluded Persons (or the identity of any Person that constitutes an Excluded Person), in part or in full, in connection with any proposed assignment to a Person if such Person agrees to be bound by the confidentiality obligations of Section 9.12 as if it were a Lender hereunder with the prior written consent of the Borrower.Notwithstanding the foregoing, the Borrower, by written notice to the Administrative Agent by electronic mail to JPMDQ_Contact@jpmorgan.com, may from time to time in its sole discretion remove any entity from the list of Excluded Persons (or otherwise modify such list to exclude any particular entity), and such entity removed or excluded from the list of Excluded Persons shall no longer be an Excluded Person for any purpose under this Agreement or any other Loan Document, with such modifications, removals or exclusions to be effective upon the Administrative Agent’s receipt of such notice.

“Excluded Subsidiary” means (a) any Subsidiary that is by applicable law or regulation or contractual obligations existing on the date of this Agreement (or, in the case of any newly acquired or organized Subsidiary, in existence at the time of acquisition or organization but not entered into in contemplation thereof) prohibited from Guaranteeing the Obligations, (b) any Subsidiary with respect to which the Administrative Agent and the Borrower agree that the burden or cost or other consequences (including any material adverse tax consequences) of providing a Guarantee of the Obligations would be excessive in view of the practical benefits to be obtained by the Secured Parties therefrom, (c) any Non-US Subsidiary (other than any Non-US Subsidiary organized under the laws of a Specified Jurisdiction), (d) any not-for-profit Subsidiary, (e) any Subsidiary that is a captive insurance company, (f) any Subsidiary  that is a special purpose entity reasonably satisfactory to the Administrative Agent, (g) any Immaterial Subsidiary, (h) any joint venture and (i) any Subsidiary that is a broker-dealer or an investment company under the Investment Company Act of 1940.

“Excluded Swap Obligations” means, with respect to any Loan Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or  becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the U.S. Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Guarantor’s failure for any reason to constitute an “eligible contract participant” (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Loan Guarantor) as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Guarantor, or the grant of such security interest, becomes effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Loan Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the Guarantee of such Loan Guarantor, or the grant of such security interest, becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, being treated as resident for tax purposes in, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f), and (c) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit” means, collectively, the letters of credit set forth on Schedule 1.01A.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, as of the date of this Agreement (or any amended or successor version described above) and any intergovernmental agreement, treaty or convention among Governmental Authorities (and any related fiscal or regulatory legislation or official administrative guidance) implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as theeffective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Finance Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required, subject to Section 1.04, to be classified and accounted for as a balance sheet liability of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For the avoidance of doubt, an operating lease will not be a Finance Lease Obligation.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financial Statements” means the financial statements to be furnished pursuant to Sections 5.01(a) and (b).

“Flood Laws” means, collectively, the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), and the Flood Insurance Reform Act of 2004, as such statutes may be amended or re-codified from time to time, any substitution therefor, and any regulations promulgated thereunder, and all other applicable laws relating to flood insurance.

“Foreign Currency Letter of Credit” means any Letter of Credit issued hereunder, the face amount of which is denominated in an Approved Foreign Currency.

“Foreign Currency L/C Spot Rate” means the rate determined by the Administrative Agent to be the rate quoted by it as the spot rate for the purchase by it of an Approved Foreign Currency with Dollars through its principal foreign exchanging trading office at approximately 11:00 a.m. London time on the date as of which the foreign exchange computation is made.

“GAAP” means generally accepted accounting principles in the United States.   At any time after the Effective Date, the Borrower may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP will thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided, however, that any such election, once made, will be irrevocable; provided, further that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS will remain as previously calculated or determined in accordance with GAAP. The Borrower will give notice of any such election made in accordance with this definition to the Administrative Agent.

Notwithstanding the foregoing, all obligations of the Borrower and its Subsidiaries that are or would have been treated as operating leases as determined in accordance with GAAP immediately prior to the issuance of the Accounting Standards Update 2016-02, Leases (Topic 842) by the Financial Accounting Standards Board shall not be treated as capital or finance leases hereunder due to such issuance, whether or not such obligations were in effect as of the date such update was issued and regardless of whether GAAP requires such obligations to be treated as capitalized lease obligations or finance lease obligations in the financial statements.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial,  taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the ownerof such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Guarantor Payment” has the meaning assigned to such term in Section 10.11(a).

“Guarantors” means each Subsidiary, any other guarantors of the Guaranteed Obligations, and any other Person who becomes a party to this Agreement pursuant to Section 5.11 or a Joinder Agreement and their successors and assigns; provided, however, that in no case shall an Excluded Subsidiary be a Guarantor.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Historical Financial Statements” means the audited consolidated balance sheets of the Borrower and its Subsidiaries as of March 31, 2017 and March 31, 2018 and the related audited consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal years, in each case, prepared in accordance with GAAP.

“Home Page” means the Borrower’s corporate home page on the World Wide Web accessible through the Internet via the universal resource locator (URL) identified as http://www.mimecast.com or such other universal resource locator that it shall designate in writing to the Administrative Agent as its corporate home page on the World Wide Web.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” means each of the Subsidiaries  listed on Schedule 1.01B and each other Subsidiary (other than a Guarantor) designated as an “Immaterial Subsidiary” from time to time by the Borrower in a written notice to the Administrative Agent; provided that (i) no Immaterial Subsidiary shall, individually, comprise more than two and a half percent (2.5%) of the Borrower’s Consolidated Total Assets or Consolidated EBITDA as of the end of or for the most recently ended Reference Period (it being understood and agreed that if, at any time, any designated Immaterial Subsidiary exceeds such threshold, it shall automatically cease to be an Immaterial Subsidiary until such time, if any, as the Borrower may re-designate it as an “Immaterial Subsidiary” in accordance herewith), and (ii) all Immaterial Subsidiaries shall not, collectively, comprise more than five percent (5%) of the Borrower’s Consolidated Total Assets or Consolidated EBITDA as of the end of or for the most recently ended Reference Period.

“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate.”

“Increasing Lender” has the meaning assigned to such term in Section 2.21(a).

“Incremental Term Loan” has the meaning assigned to such term in Section 2.21(a).

“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.21(e).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) [reserved], (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person inrespect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Finance Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, in each case, to the extent not cash collateralized, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any earn-out solely to the extent due and payable, (l) all obligations of such Person to purchase, redeem, retire or otherwise acquire for value any Disqualified Equity Interests  to the extent such purchase, redemption, retirement or other acquisition is required to occur on or prior to the date that is 91 days following the then Latest Maturity Date in effect at the time of issuance of such Equity Interests (other than any such obligation that is contingent upon the prior payment in full of the Obligations (excluding (1) any unasserted contingent Obligations and (2) LC Exposure to the extent the Borrower has deposited into an LC Collateral Account (in a manner consistent with the provisions of Section 2.06(j)) an amount in cash equal to 102% of the LC Exposure as of such date) and the termination of the Commitments of all Lenders hereunder), (m) any Off-Balance Sheet Liability and (n) net obligations payable at the termination of any and all Swap Agreements, determined by reference to the Swap Termination Value thereof to the extent not cash collateralized. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such  Person is not liable therefor. Notwithstanding anything to the contrary set forth herein, in no event shall the following constitute Indebtedness: (i) any Permitted Equity Derivative Instruments or obligations thereunder, (ii) accruals for (A) payroll and (B) other non-interest bearing liabilities accrued in the ordinary course of business, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset, (iv) trade accounts payable, deferred revenues, liabilities associated with customer prepayments and deposits and other accrued obligations (including transfer pricing and accruals for payroll and other operating expenses accrued in the ordinary course of business), in each case incurred in the ordinary course of business, (v) operating leases (including, without limitation, real property leases that, pursuant to GAAP, would not be classified and accounted for as a balance sheet liability), (vi) customary obligations under employment agreements and deferred compensation, (vii) prepaid or deferred revenue and deferred tax liabilities and (viii) liabilities and other obligations related to (x) build-to-suit facilities under construction as of the Effective Date and (y) without duplication of the immediately precedent clause (x), the Borrower’s and its Subsidiaries leased premises located at 1 Finsbury Avenue, London, EC2M 2PF, UK and 191 Spring Street, Lexington, MA 02421.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Ineligible Institution” has the meaning assigned to it in Section 9.04(b).

“Information” has the meaning assigned to it in Section 9.12.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08, in the form of Exhibit K or any other form reasonably approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, the first Business Day of each fiscal quarter and the Maturity Date, and (b) with respect to any Eurodollar Loan with an Interest Period of three months or less, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or twelve months thereafter if, at the time of the relevant Borrowing or conversion or continuation thereof, all Lenders participating therein agree to  make an interest period of such duration available), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day  of a calendar month (or on a day  for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion  or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means, as applied to the Borrower and its Subsidiaries, (a) the purchase or acquisition of any Equity Interest, indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of any other Person (including any Subsidiary), (b) any loan, advance or extension of credit (excluding accounts receivable, credit card and debt receivables and trade credit, in each case arising in the ordinary course of business) to, or contribution to the capital of, or Guarantee of any obligations of, any other Person (including any Subsidiary), (c) any other investment in any other Person (including any Subsidiary) and (d) any Acquisition. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property exchanged. For the avoidance of doubt, Permitted Equity Derivative Instruments do not constitute Investments.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Israeli New Shekel” means the lawful money of Israel.

“Issuing Bank” means JPMorgan Chase Bank, N.A., Royal Bank of Canada and Silicon Valley Bank and any other Lender that agrees to act as an Issuing Bank, each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i); provided that Royal Bank of Canada and its Affiliates or designees shall only be required to issue standby Letters of Credit.  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” shall be deemed to be a reference to the relevant Issuing Bank.

“Jersey Collateral Agreements” means (a) a Jersey law security interest agreement over the shares of the Jersey Subsidiary and contract rights entered into by Mimecast UK Limited in favour of the Administrative Agent in an agreed form (b) a Jersey law security interest agreement over contract rights entered into by Mimecast Services Limited in favour of the Administrative Agent in an agreed form and (c) a Jersey law security interest agreement over assets of the Borrower and the Jersey Subsidiary entered into by the Borrower and the Jersey Subsidiary in favour of the Administrative Agent in an agreed form.

“Jersey SIR” means the security interests register maintained under Part 8 of the Security Interests (Jersey) Law 2012.

“Jersey Subsidiary” means Mimecast Offshore Limited, a company incorporated in Jersey with registered number 93944.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit D.

“Latest Maturity Date” means, at any date of determination, the latest maturity date applicable to any Loan or Commitment hereunder at such time (and excluding any earlier acceleration of the Loans or termination of the Commitments), in each case as extended in accordance with this Agreement from time to time.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit. The amount of any L/C Disbursement made by an Issuing Bank in ~~British Pounds~~an Approved Foreign Currency and not reimbursed by the Borrower shall be determined as set forth in Section 2.06(e).

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.   The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.06(k). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lead Arranger” means JPMorgan Chase Bank, N.A., in its capacity as the Sole Lead Arranger and Sole Bookrunner.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01A and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued or deemed to be issued pursuant to this Agreement and shall include the Existing Letters of Credit issued by the Lenders.

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.01B, or if an Issuing Bank has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Commitment after the Effective Date, the amount set forth for such Issuing Bank as its Letter of  Credit Commitment in  the Register maintained by the Administrative Agent.   The Letter of Credit Commitment of an Issuing Bank may be modified from time to time by agreement between such Issuing Bank and the Borrower, and notified to the Administrative Agent. The total Letter of Credit Commitments on the Effective Date is $20,000,000.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an

“Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, finance lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset. In no event shall an operating lease be deemed to be a Lien.

“Limited Condition Transaction” means any acquisition or investment by one or more of the Borrower and its Subsidiaries of or in any assets, business or Person permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan Documents” means, collectively, this Agreement, each note delivered pursuant to this Agreement, each Letter of Credit application, continuing agreement or other letter of credit agreement, the Collateral Documents and any other agreements, instruments, documents and certificates executed by or on behalf of any Loan Party and delivered to or in favor of the Credit Parties concurrently herewith or hereafter in connection with the Transactions hereunder. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means each Loan Party (other than the Borrower).

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means the Borrower and each Guarantor.

“Loans” means the loans and advances made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X of the Board, as applicable.

“Material Adverse Effect” means a  material adverse effect on (a) the business, assets, operations or financial condition, of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower, or of the Guarantors taken as a whole, to perform any of their material obligations under this Agreement and the other Loan Documents, (c) the Collateral (taken as a whole), or the Administrative Agent’s liens (on behalf of itself and the other Secured Parties) on a material portion of the Collateral or the priority of such liens, except as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Documents or file Uniform Commercial Code continuation statements, or (d) the material rights of or remedies available to the Lenders under this Agreement or any other Loan Document taken as a whole.

“Material Indebtedness” means any Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $20,000,000.   For purposes of determining Material Indebtedness, the“principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means July 23, 2023.

“Maximum Liability” has the meaning assigned to such term in Section 10.10.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust, deed to secure debt or similar instrument, in form and substance reasonably satisfactory to the Administrative Agent and executed by any Loan Party in favor of (or for the benefit of) the Administrative Agent and the Secured Parties, granting to the Administrative Agent, for the benefit of itself and the Secured Parties, a perfected first priority Lien in and upon the real property and improvements covered thereby, as the same may be amended, modified, restated or otherwise supplemented time to time.   In the sole discretion of Administrative Agent, any “Mortgage” or “Mortgages” may take the form of assignments of, and amendments and restatements of, existing mortgages or deeds of trust encumbering any applicable Mortgaged Property.

“Mortgaged Property” means any real property (together with all improvements located thereon) that is subject to a Mortgage.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments, and payments received from any escrow described in clause (iv) below upon release from such escrow), but only as and when received in cash, (ii) in the case of a casualty, casualty insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-

pocket expenses paid to third parties (other than Affiliates) in connection with such event (including commissions, discounts, transfer taxes and legal, accounting and other professional and transactional fees), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (iii) the amount of all taxes paid (or reasonably estimated to  be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer) and (iv) in the case of a sale, any funded escrow established pursuant to the documents evidencing any such sale to secure any indemnification obligations or adjustments to the purchase price associated with any such sale.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders, all Lenders of a particular Class or Type of Loan, or all affected Lenders in accordance with the terms of Section 9.02 and (b) has been approved by the Required Lenders, the Required Term Lenders, or the Required Revolving Lenders, as applicable.

“Non-US Subsidiary” means any Subsidiary that is not incorporated under the laws of the United States, any state thereof or the District of Columbia.

“Note” means a promissory note of the Borrower payable to any Lender or its registered  assigns, substantially in the form of Exhibit I and Exhibit J hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a Federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all advances to, and debts,  liabilities, obligations, covenants and  duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming the Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person,  or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(d).

“Patent Security Agreement” means that certain Patent Security Agreement, dated as of the date hereof, between Mimecast Services Limited and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated or otherwise modified from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a   perfection certificate in a   form reasonably acceptable to   the Administrative Agent.

“Permitted Acquisition” means any Acquisition by the Borrower or any Subsidiary that satisfies all of the following conditions:

(a)immediately before the consummation thereof and giving effect to such Acquisition and the incurrence or assumption of any Indebtedness in connection therewith, no Event of Default shall have occurred, exist and be continuing under clauses (a), (b), (h), (i) or (j) of Article VII;

(b)immediately after giving effect to such Acquisition the Borrower shall be in compliance with Section 6.03(b);

(c)to the extent required in accordance with Sections 5.10 and 5.11, (i) the property, assets and businesses acquired in  such Acquisition shall become Collateral, (ii) any such newly created or acquired Subsidiary that is required to become a Guarantor shall become a Guarantor and (iii) in the case of an Acquisition involving the merger, amalgamation or consolidation of any Loan Party, the surviving entity shall be or shall become concurrently with such Acquisition a Loan Party; provided, that if any security interest in any Collateral (including the creation or perfection of any security interest) is not or cannot reasonably be created and/or perfected on the closing date of such Permitted Acquisition after Borrower’s use of commercially reasonable efforts to do so, or without undue burden or expense, then the creation and/or perfection of any such Collateral shall not constitute a requirement to consummate such Permitted Acquisition, but instead shall be created and/or perfected within ninety (90) days after the closing date of such Permitted Acquisition or such later date as the Administrative Agent may reasonably agree; and

(d)the cash (and Cash Equivalent) consideration  paid for Permitted Acquisitions of Subsidiaries that are not a Loan Parties and Permitted Acquisitions of assets that are not owned by Loan Parties shall not exceed, in the aggregate, $75,000,000 (excluding any amounts funded with (x) the Net Proceeds from any issuance of Qualified Equity Interests of the Borrower and/or the consideration for such Permitted Acquisition is in the form of Qualified Equity Interests of the Borrower or (y) cash and Cash Equivalents of any Subsidiaries that are not Loan Parties).

“Permitted Bond Hedge Transaction” means (a) any call option or capped call option (or substantively equivalent derivative transaction) on the common stock of the Borrower (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower) purchased by the Borrower or any of its Subsidiaries in connection with an incurrence of Convertible Securities, and (b) any call option or capped call option (or substantively equivalent derivative transaction) replacing or refinancing the foregoing; provided that (x) the sum of (i) the purchase price for any Permitted Bond Hedge Transaction it is refinancing or replacing, if any, minus (ii) the cash proceeds received upon the termination or the retirement of the Permitted  Bond Hedge Transaction it is replacing or refinancing, if any, less (y) the sum of (i) the cash proceeds from the sale of the related Permitted Warrant Transaction plus (ii) the cash proceeds from the Permitted Warrant Transaction refinancing or replacing such related Permitted Warrant Transaction, if any, minus (iii) the amount paid upon termination or retirement of such related Permitted Warrant Transaction, if any, does not exceed the Net Proceeds from the incurrence of the related Convertible Securities.

“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and Permitted Warrant Transaction.

“Permitted Encumbrances” means:

(a)Liens for Taxes to the extent that payment of the same may be postponed or is not required in accordance with the provisions of Section 5.04;

(b)real property lessors’, carriers’, laborers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;

(c)pledges and deposits made in the ordinary course  of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or other similar legislation, or in connection with appeal and similar bonds incidental to litigation;

(d)(i)  pledges and deposits to  secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business (including such deposits to secure letters of credit issued for such purpose) and (ii) pledges and deposits in  the ordinary course of  business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(e)judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g)leases, licenses, subleases or sublicenses granted to third parties in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Borrower or any Subsidiary; and

(h)with respect to any Non-US Subsidiary, other Liens and privileges arising mandatorily by any Requirement of Law;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.

“Permitted Equity Derivative Instruments” means (a) any forward purchase, accelerated share purchase or other equity derivative transactions relating to the Equity Interests of the Borrower entered into by the Borrower or any Subsidiary; provided that any Restricted Payment made in connection with such transaction is permitted pursuant to Section 6.06 and (b) any Permitted Convertible Indebtedness Call Transaction.

“Permitted Investments” means:

(a)Cash Equivalents; and

(b)in the case of any Non-US Subsidiary, other short-term investments that are analogous to the foregoing, and are of comparable credit quality.

“Permitted Warrant Transaction” means any call options, warrants or rights to purchase (or substantively equivalent derivative transactions) on common stock of the Borrower purchased or sold by the Borrower or any of its Subsidiaries concurrently with a Permitted Bond Hedge Transaction.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee  pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro  Forma Basis” means, with respect to  compliance with any test or  covenant, that Consolidated EBITDA shall be calculated giving effect to (a) additional add backs (subject to the cap or limitation on the amount of each add back or type of add back set forth in the definition of Consolidated EBITDA) which are (i) determined by Borrower on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Exchange Act of 1934 and as interpreted by the staff of the SEC (or any successor agency); (ii) recommended by any due diligence quality of earnings report conducted by (y) a firm of independent public accountants of recognized national standing or (z) any other accounting firm reasonably satisfactory to the Administrative Agent, selected by the Borrower and retained by the Borrower; or (iii) otherwise determined in such other manner reasonably acceptable to the Administrative Agent, and (b) pro forma adjustments, without duplication for any add backs otherwise added back in Consolidated EBITDA,  in each case as if such Acquisition, Permitted  Acquisitions, related Indebtedness, or permitted asset sales, synergies, cost savings, fees, costs or expenses had occurred at the beginning of the applicable period; provided, for the avoidance of doubt, that notwithstanding the foregoing, the caps or limitations on the amounts of respective add backs set forth in the definition of Consolidated EBITDA will not be exceeded with respect to any pro forma adjustments set forth in clause (b) above.

“Projections” has the meaning assigned to such term in Section 5.01(f).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests other than Disqualified Equity Interests.

“Qualified Permitted Acquisition” means any Permitted Acquisition or series of related Permitted Acquisitions, the aggregate purchase price of which exceeds $25,000,000, whether paid in cash or Cash Equivalents or by exchange of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency (calculated, in the case of an earn-out, at the maximum amount payable in respect of such earn-out),  and including any and all payments representing the purchase price and any assumptions of Indebtedness, earn-outs and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank.

“Reference Period” means, as of the last day of any fiscal quarter, the period of four (4) consecutive fiscal quarters of the Borrower and its Subsidiaries ending on such date.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrower’s assets from information furnished by or on behalf of the Borrower, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, subject to Section 2.20(b), Lenders having Credit Exposures and unused Commitments representing more than fifty percent (50%) of the sum of the total Credit Exposures and unused Commitments at such time; provided that, for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent, any Lender that is the Borrower, or any Affiliate of the Borrower, shall be deemed to have voted on a pro rata basis based on the aggregate votes of the other Lenders; provided further that,  if  at any time there are two  or more unaffiliated Lenders, Required Lenders shall include at least two unaffiliated Lenders.

“Required Revolving Lenders” means, at any time, subject to Section 2.20(b), Revolving Lenders having Revolving Credit Exposures and unused Revolving Commitments representing more than fifty percent (50%) of the sum of the total Revolving Credit Exposures and unused Revolving Commitments at such time; provided that, if at any time there are two or more unaffiliated Revolving Lenders, Required Revolving Lenders shall include at least two unaffiliated Revolving Lenders.

“Required Term Lenders” means, at any time, subject to Section 2.20(b), Term Lenders having Term Loans and unused Term Loan Commitments representing more than fifty percent (50%) of the sum of the aggregate principal amount of all Term Loans and the total unused Term Loan Commitments at such time; provided that, if at any time there are two or more unaffiliated Term Lenders, Required Term Lenders shall include at least two unaffiliated Term Lenders.

“Requirement of Law” means, as to any Person, the certificate or articles of incorporation or organization and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” of any Person means the chief executive officer, general counsel, president, vice president or any Financial Officer of such Person, and any other officer (or, in the case of any such Person that is a Non-US Subsidiary, director or managing partner or similar official) of such Person with responsibility for the administration of the obligations of such Person under this Agreement.

“Restricted Payment” means any dividend or other distribution (whether in  cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower, other than the payment of compensation in the ordinary course of business to holders of any such Equity Interests who are employees of the Borrower or any Subsidiary; provided, that required payments in connection with the settlement of, or payment of interest on, Convertible Securities shall in no event be deemed a “Restricted Payment”.

“Revolving Borrowing” has the meaning given in Section 1.02.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (c) increased from time to time pursuant to Section 2.21. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01A, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Lender” means, as of any date of determination, each Lender that has a Revolving Commitment or, if the Revolving Commitments have  terminated or  expired, a  Lender with Revolving Credit Exposure.

“Revolving Loan” means a revolving loan made by a Revolving Lender pursuant to Section 2.03.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all  economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Secured Banking Services Obligations” means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) under any and all Banking Services Agreements with a Banking Services Provider.

“Secured Obligations” means, collectively, all Obligations, Secured Swap Obligations and Secured Banking Services Obligations.

“Secured Parties” means, collectively, the holders of the Secured Obligations from time to time and shall include (a) each Lender in respect of its Loans and LC Exposure, (b) each Issuing Bank in respect of its Letters of Credit and LC Exposure, (c) the Administrative Agent, the Issuing Bank and the Lenders in respect of all other present and future obligations and liabilities of the Loan Parties of every type and description arising under or in connection with this Agreement or any other Loan Document, (d) each Swap Provider and Banking Services Provider in respect of Secured Swap Obligations and Secured Banking Services Obligations, (e) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Loan Parties to such Person hereunder and under the other Loan Documents and (f) the respective successors and (in the case of a Lender, permitted) transferees and assigns of the foregoing Persons.

“Secured Swap Obligations” means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever  and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Swap Provider, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction; provided, however, that for any applicable Guarantor, the Secured Swap Obligations shall not include Swap Obligations that constitute Excluded Swap Obligations with respect to such Guarantor.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, between Mimecast UK Limited, Mimecast North America, Inc., Ataata, Inc. and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other pledge or security agreement securing the Secured Obligations entered into after the date of this Agreement by such grantors (as required by this Agreement or any other Loan Document) or any other Person, as the same may be amended, modified, restated or otherwise supplemented from time to time.

“Solvency Certificate” means the solvency certificate executed and delivered by a Financial Officer of the Borrower on the Effective Date, substantially in the form of Exhibit H.

“Solvent” means, with respect to the Borrower and its Subsidiaries, on a consolidated basis, that as of the date of determination (a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, will be or is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“South African Rand” means the lawful money of the Republic of South Africa.

“Specified Acquisitions” shall mean the Acquisitions of  the persons or  assets described to  the Lead Arranger prior to the Effective Date (and consummated in a manner consistent with such description) and with respect to each of which the Borrower has entered into a non-binding letter of intent or purchase agreement with the seller thereof, so long as immediately before the consummation thereof  and giving effect  to the applicable Acquisition, no Event of Default shall have occurred, exist or be continuing under clauses (a), (b), (h), (i) or (j) of Article VII.

“Specified Jurisdiction” means the United Kingdom, Jersey and any other jurisdiction elected by the Borrower and reasonably approved by the Administrative Agent from time to time after the Effective Date (such approval not to be unreasonably withheld or delayed, but which may be withheld if the Administrative Agent reasonably determines that (i) the amount and enforceability of the contemplated Guarantee that may be entered into by a person organized in the relevant jurisdiction is materially and adversely limited by applicable law or contractual limitations, (ii) the security interests (and the enforceability thereof) that may be granted with respect to assets (or various classes of assets) located in the relevant jurisdiction is materially and adversely limited by applicable law or (iii) there is any reasonably  identifiable and material adverse political risk to the Secured Parties or the Administrative Agent associated with such jurisdiction).

“Specified Transaction” means any (a) disposition of all or substantially all the assets of or all the Equity Interests of any Subsidiary or of any product line, business unit, line of business or division of the Borrower or any of its Subsidiaries for which historical financial statements are available, (b) Permitted Acquisitions and permitted Investments or (c) the proposed incurrence of Indebtedness or making of a Restricted Payment or payment in respect of Indebtedness in respect of which compliance with any financial ratio is by the terms of this Agreement required to be calculated on a Pro Forma Basis.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board).   Such reserve percentage shall include those imposed pursuant to Regulation D of the Board. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means any Indebtedness of the Borrower or any Subsidiary that is expressly subordinated in right of payment and performance to the Obligations to the reasonable satisfaction of the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” means any direct  or indirect subsidiary of  the Borrower; provided that (other than for purposes of Article III and except as otherwise specified herein) the term “Subsidiary” shall not include any Unrestricted Subsidiaries.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or  consultants of the Borrower or  the Subsidiaries shall be a Swap Agreement.   For the avoidance of doubt, any Permitted Equity Derivative Instruments will not constitute obligations in respect of any Swap Agreement.

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Provider” means any Person that (i) is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender at the time it enters into the applicable Swap Agreement with the Borrower or a Guarantor, in its capacity as a party thereto, or (ii) with respect to any Swap Agreement existing as of the Effective Date, is a Lender or an Affiliate of the Administrative Agent or a Lender as of the Effective Date, in its capacity as a party thereto, in each case together with such Person’s successors and permitted assigns.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swiss Francs” means the lawful money of the Swiss Confederation and the Principality of Lichtenstein.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental  Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means, as of any date of determination, each Lender having a Term Loan Commitment or holding Term Loans.

“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder.   The initial amount of each Lender’s Term Loan Commitment is set forth on Schedule 2.01A.

“Term Loans” means the term loans made by the Term Lenders to the Borrowers pursuant to Section 2.01, including the Closing Date Term Loans and any Incremental Term Loans, if applicable.

“Trademark Security Agreement” means that certain Trademark Security Agreement, dated as of the date hereof, between Mimecast Services Limited, Ataata, Inc. and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, modified, restated or otherwise supplemented from time to time.

“Transactions” means the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds of the Loans hereunder and the issuance of Letters of Credit hereunder.

“Treaty” has the meaning assigned to such term in the definition of “Treaty State”.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided, that if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK CTA” means the Corporation Tax Act 2009 of the United Kingdom.

“UK DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the Borrower, which:

(i)where it relates to a UK Treaty Lender that is a Lender on the day on which this Agreement is entered into, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender's name in Schedule 2.01A, and is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or

(ii)where it relates to a UK Treaty Lender that becomes a Lender after the date on which this Agreement is entered into, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Assignment and Assumption or as otherwise notified to the Borrower in writing within 15 days of the relevant UK Treaty Lender becoming a Lender under this Agreement, and is filed with HMRC within 30 days of that date.

“UK ITA” means the Income Tax Act 2007 of the United Kingdom.

“UK Non-Bank Lender” means:

(i)where a Lender becomes a party on the day on which this Agreement is entered into, a Lender listed as a UK Non-Bank Lender in Schedule 2.01A of this Agreement; and

(ii)where a Lender becomes a party to this Agreement after the date on which this Agreement is entered into, a Lender which gives a UK Tax Confirmation in the Assignment and Assumption which it executes on becoming a party to this Agreement.

“UK Qualifying Lender” means:

a)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

i.	a Lender;

A.

which is a bank (as defined for the purpose of section 879 of the UK ITA) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from section 18A of the UK CTA; or

B.

in respect of an advance made under a Loan Document by a Person that was a bank (as defined for the purpose of section 879 of the UK ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

ii	a Lender which is:
A.	a company resident in the United Kingdom for United Kingdom tax purposes;

B.	a partnership each member of which is:

1.	a company so resident in the United Kingdom; or

2.

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA;

C.

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA) of that company; or

iii	a UK Treaty Lender; or
b)	a Lender which is a building society (as defined for the purposes of section 880 of the UK ITA) making an advance under a Loan Document.

“UK Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed by a UK Tax Authority.

“UK Tax Authority” means HM Revenue & Customs or any taxing or other authority in the United Kingdom competent to impost, administer or collect any UK Tax.

“UK Tax Confirmation” means a confirmation by a Lender that the Person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either:

a)	a company resident in the United Kingdom for United Kingdom tax purposes;

b)	a partnership each member of which is:

i.	a company so resident in the United Kingdom; or
ii.

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA; or

c)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA) of that company.

“UK Tax Deduction” means a deduction or withholding for, or on account of, UK Tax from a payment under a Loan Document.

“UK Treaty Lender” means a Lender which (a) is treated as a resident of a Treaty State for the purposes of the relevant Treaty, (b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected, and (c) meets all other conditions in the relevant Treaty for full exemption from tax imposed by the United Kingdom on interest, except that for this purpose it shall be assumed that there is no special relationship between the Borrower and the Lender or between both of them and another person and that the following are satisfied: (i) any condition which relates (expressly or by implication) to the amounts or terms of any Loan or terms of the Loan Documents and (ii) any necessary procedural formalities.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is:   (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Subsidiary” means any  subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.14; provided that an Unrestricted Subsidiary shall not own any Equity Interests of or Indebtedness owed by the Borrower, any direct or indirect parent of the Borrower or any Subsidiary.

“U.S.” or “United States” means the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“USA Patriot Act” has the meaning assigned to such term in Section 9.15.

“VAT” means (a) value added tax imposed pursuant to the Value Added Tax Act 1994 of the United Kingdom and regulations supplemental thereto; (b) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (c) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of  a  complete or  partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution  Authority, the write-down and conversion powers of such EEA Resolution  Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02Classification of Loans and Borrowings. For purposes of this Agreement, Loans may beclassified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.   The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”.   Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, (f) any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower notifies the Administrative  Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing and for the avoidance of doubt, notwithstanding any change in GAAP after the date hereof that would require lease obligations that would be treated as operating leases as of the date hereof to be classified and accounted for as financing leases or otherwise reflected on the Borrowers’ consolidated balance sheet, for the purposes of determining compliance with any covenant contained herein, such obligations (whether entered into as of the date hereof or thereafter) shall be treated in the same manner as operating leases are treated on the date hereof.   Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (x) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting

Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (y) without giving effect to any treatment of  Indebtedness in  respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. For the avoidance of doubt, and without limitation of the foregoing, Convertible Securities shall at all times be valued at the full stated principal amount thereof and shall not include any reduction or appreciation in value of the shares deliverable upon conversion thereof.

SECTION 1.05Status of Obligations. In the event that any Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrowers shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated  Indebtedness.   Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement  or instrument  under which such Subordinated Indebtedness is outstanding.

SECTION 1.06Interest Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto, or replacement rate therefor.

SECTION 1.07Jersey Terms. In each Loan Document, where it relates to a person: (a) incorporated; (b)established; (c) constituted or (d) formed, in each case, in Jersey, a reference to: (1) a composition, compromise, assignment or arrangement with any creditor winding up, liquidation, administration, dissolution, or insolvency includes, without limitation, bankruptcy (as that term is interpreted pursuant to Article 8 of the Interpretation (Jersey) Law 1954), a compromise or arrangement of the type referred to in Article 125 of the Companies (Jersey) Law 1991, any procedure or process referred to in Part 21 of the Companies (Jersey) Law 1991, and any other similar proceedings affecting the rights of creditors generally under Jersey law; (2) a liquidator, receiver, administrative receiver, administrator or the like includes, without limitation, the Viscount of the Royal Court of Jersey, Authorisés or any other person performing the same function of each of the foregoing; (3) security or a security interest includes, without limitation, any hypothèque whether conventional, judicial or arising by operation of law and any security interest created pursuant to the Security Interests (Jersey) Law 1983 or Security Interests (Jersey) Law 2012 and any related legislation; and (4) any equivalent or analogous procedure or step being taken in connection with insolvency includes any corporate action, legal proceedings or other formal procedure or step being taken in connection with an application for a declaration of en désastre being made in respect of any assets of such entity (or the making of such declaration).

SECTION 1.08Pro Forma Calculations. With respect to any period during which the Transactions or any Specified Transaction occurs, for purposes of determining the Applicable Rate in respect of such period, calculation of the Consolidated Interest Expense Ratio, Consolidated EBITDA, Consolidated Total Assets, Consolidated Total Net Leverage Ratio, Consolidated Total Leverage Ratio and Consolidated Secured Leverage Ratio or for any other purpose hereunder, with respect to such period shall be made on a Pro Forma Basis; provided that, in connection with any Specified Transaction that is a Limited Condition Transaction, for purposes of determining compliance with any test or covenant contained in this Agreement during any period which requires the calculation of any of the foregoing ratios or any baskets that is measured as a percentage of Consolidated EBITDA or Consolidated Total Assets, and, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election”) the date of determination for calculation of any such ratios or baskets shall be deemed to be the date the definitive agreements for such Specified Transaction that is a Limited Condition Transaction are entered into (the “LCA Test Date”) and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent fiscal quarter for which financial statements are available ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shallbe deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA or Consolidated

Total Assets of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCA Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated and tested both (i) on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (ii) on a stand-alone basis without giving effect to such Limited Condition Transaction and other transactions in connection therewith.

SECTION 1.09Currency Translation. (a) For purposes of determining compliance as of any date after the Effective Date with Section 6.01, Section 6.02, Section 6.03, Section 6.04, Section 6.05, Section 6.06, Section 6.08, Section 6.10, Section 6.11, Section 6.12 or Section 6.13, or for purposes of making any determination under clauses (f), (g) or (k) of Article VII, or for any other specified purpose hereunder (other than for ~~British Pounds~~Foreign Currency Letters of Credit, which is addressed in clause (b) below), amounts incurred or outstanding in currencies other than dollars shall be translated into dollars at the exchange rates in effect on the last Business Day of the fiscal quarter immediately preceding the fiscal quarter in which such determination occurs or in respect of which such determination is being made, as such exchange rates shall be determined in good faith by the Borrower by reference to customary indices; provided that for purposes of determining compliance with the Consolidated Total Net Leverage Ratio, Consolidated Total Leverage Ratio, Consolidated Secured Leverage Ratio or Consolidated Interest Expense Ratio on any date of determination, amounts denominated in a currency other than dollars will be translated into dollars (i) with respect to income statement items, at the currency exchange rates used in calculating Consolidated Net Income in the Borrower’s latest Financial Statements and (ii) with respect to balance sheet items, at the currency exchange rates used in calculating balance sheet items in the Borrower’s latest Financial Statements and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Swap Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar Equivalent of such Indebtedness. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in dollars in Section 6.01, Section 6.02, Section 6.03, Section 6.04, Section 6.05, Section 6.06, Section 6.08, Section 6.10, Section 6.11, Section 6.12, Section 6.13, or clauses (f), (g) or (k) of Article VII or Section 5.14, of the fiscal quarter immediately preceding the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

(b)~~British Pounds~~ Foreign Currency Letters of Credit.

(i)The Administrative Agent shall determine the Dollar Equivalent of any British PoundsForeign Currency Letter of Credit as of each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of each request for the issuance, amendment, renewal or extension of such British PoundsForeign Currency Letter of Credit, using the British PoundsForeign Currency L/C Spot Rate for the applicable currency in relation to Dollars in effect on the date of determination, and each such amount shall be the Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this Section 1.09(b)(i).

(ii)Wherever, in connection with the issuance, amendment or renewal of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in ~~British Pounds~~an Approved Foreign Currency, such amount shall be the Dollar Equivalent of such Dollar amount, as reasonably determined by the Administrative Agent or such other amount in such British PoundsApproved Foreign Currency as would be customary or appropriate with respect to such matters, as reasonably determined by the Administrative Agent.

(ii)Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the maximum face amount of such Letter of Credit in effect at such time; provided, however,that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the face amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum face amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum face amount is in effect at such time.

(c) Additional Approved Currencies.

(i)The Borrower may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Approved Currency”; provided that (i) such requested currency is a lawful currency that is readily transferable and readily convertible into Dollars in the London interbank market and (ii) dealings in deposits in such requested currency are carried on in the London interbank market. Such request shall be subject to the reasonable approval of the Administrative Agent and the applicable Issuing Bank.

(ii)Any such request shall be made to the Administrative Agent not later than 11:00 a.m. (London time), five (5) Business Days prior to the date of the desired Borrowing or issuance of a Letter of Credit (or such other time or date as may be agreed by the Administrative Agent and the applicable Issuing Bank, in its or their sole discretion). In the case of any such request, the Administrative Agent shall promptly notify the applicable Issuing Bank thereof. The applicable Issuing Bank shall notify the Administrative Agent, not later than 11:00 a.m. (London time), two (2) Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit, as the case may be, in such requested currency.

(iii)Any failure by an Issuing Bank to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by Issuing Bank, as the case may be, to permit Letters of Credit to be issued in such requested currency.   If the applicable Issuing Bank consents to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Approved Currency hereunder for purposes of any Letter of Credit issuances by such Issuing Bank. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.09(c), the Administrative Agent shall promptly so notify the Borrower.

SECTION 1.10Rounding. Any financial ratios required to be maintained pursuant to this Agreement (orrequired to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up for five). For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.125, the ratio will be rounded up to 5.13.

ARTICLE II.

The Credits

SECTION 2.01Commitments. Subject to the terms and conditions set forth herein:

(a)Each Revolving Lender agrees to make Revolving Loans in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.10) in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the total Revolving Credit Exposures exceeding the Aggregate Revolving Commitments.   Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans; and

(b)Each Term Lender agrees to make a term loan (collectively, the “Closing Date Term Loans”) in Dollars to the Borrower on the Effective Date in an amount not to exceed such Lender’s Closing Date Term Loan Commitment. Amounts repaid or prepaid in respect of Closing Date Term Loans may not be reborrowed. Each Closing Date Term Loan made to the Borrower on the Effective Date shall result in an immediate and permanent reduction in the Closing Date Term Loan Commitment in the principal amountof such Term Loan so  made, to  be shared by the Term Lenders in accordance with Term Lender’s Applicable Percentage then in effect.

SECTION 2.02Loans and Borrowings.

(a)Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments. Each Closing Date Term Loan shall be made as part of a Borrowing on the Effective Date consisting of Closing Date Term Loans made by the Term Lenders ratably in accordance with their respective Closing Date Term Loan Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. The Term Loans shall amortize as set forth in Section 2.10.

(b)Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is (x) an integral multiple of $100,000 and not less than $500,000 or (y) such lesser amount constituting the remaining undrawn Revolving Commitments. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is (x) an integral multiple of $100,000 and not less than $500,000 or (y) such lesser amount constituting the remaining undrawn Revolving Commitments; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight (8) Eurodollar Revolving Borrowings outstanding.
(d)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled torequest, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03Requests for Borrowings. To request a Term Loan Borrowing or a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the day of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower.   Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)the aggregate amount of the requested Borrowing;

(ii)the date of such Borrowing, which shall be a Business Day;

(iii)whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Eurodollar Borrowing with an Interest Period of one (1) month. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.   Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04[Reserved].

SECTION 2.05[Reserved].

SECTION 2.06Letters of Credit

(a)General.   Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit in ~~Dollars or, if~~an Approved Currency, in each case as may be approved by the applicable ~~Isssuing~~Issuing Bank, British Pounds, as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it, or (iii) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated  by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this paragraph, the Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12 to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit).

(b)Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three (3) Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.06), the amount of such Letter of Credit, the Approved Currency in which the Letter of Credit will be denominated, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.   If requested by the Issuing Bank, the Borrower also shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by the Issuing Bank at such time plus (y) the aggregate amount of all LC Disbursements made the Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time shall not exceed its Letter of Credit Commitment, (ii) the LC Exposure shall not exceed the total Letter of Credit Commitments, (iii) no Lender’s Revolving Credit Exposure shall exceed its Revolving Commitment and (iv) the total Revolving Credit Exposure shall not exceed the Aggregate Revolving Commitments. The Borrower may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Borrower shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iv) above shall not be satisfied.

(c)Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from theIssuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided that any Letter of Credit with a one year tenor may contain customary automatic renewal provisions acceptable to the Issuing Bank pursuant to which the expiration date of such Letter of Credit shall be automatically extended for a period of up to twelve (12) months (but not to a date later than the date set forth in clause (ii) above, except to the extent otherwise cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the Issuing Bank and the Administrative Agent).

(d)Participations.   By the issuance of a Letter of Credit (or an amendment to a Letter of Creditincreasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement in Dollars (in the case of an L/C Disbursement in ~~British Pounds~~an Approved Foreign Currency, based on the Dollar Equivalent amount thereof at the time of drawing) made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.06, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever in Dollars (using the Dollar Equivalent of any such L/C Disbursement or reimbursement payment in respect of a ~~British Pounds~~Foreign Currency Letter of Credit calculated as of the date of such payment).

(e)Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter ofCredit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in Dollars (using the Dollar Equivalent of any such L/C Disbursement or reimbursement payment in respect of a ~~British Pounds~~Foreign Currency Letter of Credit calculated as of the date of such payment) not later than 3:00 p.m. New York City time, on the date such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABRRevolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such  payment when due, (A) if such  payment relates to a ~~British Pounds~~Foreign Currency Letter of  Credit, automatically and with no further action required, the applicable Borrower’s or such other Person’s obligation to reimburse the applicable L/C Disbursement shall be permanently converted into an obligation to reimburse the Dollar Equivalent, calculated on the date when such payment was due, of such L/C Disbursement and (B) the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower in Dollars using the ~~British Pounds~~Foreign Currency L/C Spot Rate for ~~British Pounds~~an Approved Foreign Currency in relation to Dollars in effect on the date of determination, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders.   Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided inparagraph (e) of this Section 2.06 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.06, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder (other than the defense of payment or performance). Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.   The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or electronic mail) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made or notice of such LC Disbursement is received pursuant to Section 2.06(e), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made or notice of such LC Disbursement is received pursuant to Section 2.06(e) to but excluding the date that the reimbursement is due and payable at the rate per annum then applicable to ABR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.06, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section 2.06 to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)Replacement of the Issuing Bank.

(i)Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (x) the successor Issuing Bank shall have all the rights and obligations of the Issuing Banks under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Banks, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii)Subject to the appointment and acceptance by the Borrower and the Administrative Agent of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.06(i) above.

(j)Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives written notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, the Required Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Secured Parties (the “LC Collateral Account”), an amount in cash equal to 102% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to  deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.11(b) or 2.20. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account and all moneys or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Revolving Lenders), be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(k)LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

(l)Existing Letters of Credit.   On the Effective Date, the Existing Letters of Credit issued by theLenders or their Affiliates shall automatically, and without any action on the part of any Person, be deemed to be Letters of Credit issued hereunder, and from and after the Effective Date shall be subject to and governed by the terms and conditions hereof. In connection therewith, each Revolving Lender shall automatically, and without any action on the part of any Person, be deemed to have acquired from the Issuing Bank a participation in each such Existing Letter of Credit in accordance with Section 2.06(d).

(m)Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.07Funding of Borrowings.

(a)Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 1:00 p.m., New  York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request or, absent such designation, at an account of the Borrower maintained with the Administrative Agent in New York City; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.07 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08Interest Elections.

(a)Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.   Each Term Loan Borrowing initially shall be comprised of ABR Loans or Eurodollar Loans.   Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08.   The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)To make an election pursuant to this Section 2.08, the Borrower shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such Interest Election Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower.

(c)Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing for an additional Interest Period of one (1) month.   Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09Termination and Reduction of Commitments.

(a)Unless previously terminated, (i) the Closing Date Term Loan Commitment shall terminate on the Effective Date immediately after the funding of the Closing Date Term Loans on the Effective Date and (ii) the Revolving Commitments shall terminate on the Maturity Date.

(b)The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is (x) an integral multiple of $250,000 and not less than $500,000 or (y) such lesser amount constituting the remaining undrawn Revolving Commitments and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the total Revolving Credit Exposures of all Revolving Lenders would exceed the total Revolving Commitments.

(c)The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section 2.09 at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.09 shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or transactions, in which case such notice may be revoked or extended by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.   Any termination or reduction of the Commitments shall be permanent.   Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10Repayment of Loans; Evidence of Debt.

(a)The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date. The Term Loans shall be paid, for the account of each Term Lender, in the installments and on the dates set forth below, it being acknowledged that each installment shall be in the applicable percentage set forth below, which shall be the applicable percentage of the original principal amount of the Closing Date Term Loans funded on the Effective Date:

Date	Amount
September 30, 2018	0.625%
December 31, 2018	0.625%
March 31, 2019	0.625%
June 30, 2019	0.625%
September 30, 2019	1.250%
December 31, 2019	1.250%
March 31, 2020	1.250%
June 30, 2020	1.250%
September 30, 2020	1.875%
December 31, 2020	1.875%
March 31, 2021	1.875%
June 30, 2021	1.875%
September 30, 2021	2.500%
December 31, 2021	2.500%
March 31, 2022	2.500%
June 30, 2022	2.500%
September 30, 2022	2.500%
December 31, 2022	2.500%
March 31, 2023	2.500%
June 30, 2023	2.500%
Maturity Date	The remaining unpaid principal balance of the Term Loans

To the extent not previously repaid, all unpaid Term Loans shall be paid in full by the Borrower on the Maturity Date.

(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)Any Lender may request in writing to the Borrower that Loans made by it be evidenced by apromissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and substantially in the form of Exhibit I or Exhibit J, as applicable. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11Prepayment of Loans.

(a)The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (e) of this Section 2.11; provided that each prepayment shall be in an aggregate amount that is (x) an integral multiple of $250,000 and not less than $500,000 or (y) such lesser amount constituting the entire outstanding amount of such Borrowing. All voluntary prepayments shall be applied to the remaining amortization payments as directed by the Borrower and, absent such direction, in direct order of maturity of the principal balance.   In the absence of such direction by the Borrower, voluntary prepayments shall be applied first, to any outstanding ABR Loans until such ABR Loans are repaid in full, and then, to any outstanding Eurodollar Loans (in each case, in direct order of maturity).

(b)In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of the incurrence by any Loan Party of any Indebtedness, other than Indebtedness permitted under Section 6.01, the Borrower shall, within five (5) Business Days after such Net Proceeds are received by such Loan Party, prepay the Obligations as set forth in Section 2.11(d) below in an aggregate amount equal to 100% of such Net Proceeds.

(c)In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party (other than (A) sales of assets expressly permitted by Sections 6.12(a), 6.12(b), 6.12(c), 6.12(d), 6.12(g), 6.12(i), 6.12(l), 6.12(m) and 6.12(n) and (B) sales of assets not in excess of $10,000,000 for each fiscal year, in the aggregate), the Borrower shall, within ten (10) Business Days after such Net Proceeds are received by such Loan Party, prepay the Term Loans as set forth in Section 2.11(d) below in an aggregate amount equal to 100% of such Net Proceeds; provided, however, that in the case of any such required prepayment pursuant to this paragraph (c), if the Borrower or any Subsidiary applies (or commits pursuant to a binding contractual arrangement (including pursuant to a letter of intent) to apply the Net Proceeds from such event (or a portion thereof) within twelve (12) months after receipt of such Net Proceeds to reinvest such proceeds in assets of the general type used or useful in the business of the Borrower and its Subsidiaries (including in connection with an Acquisition), then no prepayment shall be required pursuant to this paragraph in respect of such Net Proceeds except to the extent of any such Net Proceeds therefrom that have not been so applied by the end of the twelve (12) month (or, if committed to be so applied within twelve (12) months of the receipt of such Net Proceeds, eighteen (18) month) period following receipt of such Net Proceeds, at the end of which period a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied. If the Borrower intends to so reinvest any such Net Proceeds, the Borrower shall, within ten (10) Business Days following receipt of such Net Proceeds, deliver a certificate of a Financial Officer to the effect that the Loan Parties so intend to reinvest such Net Proceeds within such period.

(d)All such amounts pursuant to Sections 2.11(b) and (c) shall be applied first to the next eight (8) amortization installments of the Term Loans in direct order of maturity and, thereafter, pro rata to the remaining scheduled amortization installments (excluding the final payment on the Maturity Date) of the Term Loans.

(e)The Borrower shall notify the Administrative Agent in writing or by telephone (confirmed in writing) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of the proposed prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of the proposed prepayment. Each such telephone and written notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09 or is otherwise conditioned upon the consummation of a transaction, then such notice of prepayment may be revoked (or extended) if such notice of termination is revoked or extended in accordance with Section 2.09 or such transaction does not occur.   Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Revolving Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and break funding payments to the extent required by Section 2.16.

SECTION 2.12Fees.

(a)The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Revolving Commitment of such applicable Revolving Lender during the period from and including the Effective Date to but excluding the date on which such applicable Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Revolving Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Revolving Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure; provided, further, that no commitment fee shall accrue on the Revolving Commitment of a Defaulting Lender for so long as such Lender is a Defaulting Lender. Accrued commitment fees shall be payable in arrears on the first Business Day of each fiscal quarter of each year and on the date on which the Revolving Commitments terminate, commencing  the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder pursuant to written documentation separately agreed to by the Borrower. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after written demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)The Borrower agrees to pay to the Administrative Agent and the Lead Arranger, for their own respective accounts, fees payable in the amounts and at the times separately agreed upon in writing between the Borrower, on the one hand, and the Administrative Agent and the Lead Arranger, on the other.

(d)All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13Interest.

(a)The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)The Loans comprising each Eurodollar Borrowing shall bear interest, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due (after the expiration of any applicable grace period), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.13.

(d)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on written demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by  the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14Alternate Rate of Interest.

(a)If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, because the LIBO Screen Rate is not available or published on a current basis), for the applicable currency and such Interest Period; or

(ii)the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a

Eurodollar Borrowing shall be ineffective, and (B) if any Borrowing Request requests a Eurodollar Borrowing (or if in the absence of instructions, a Borrowing would automatically have continued as or been converted into a Eurodollar Borrowing), such Borrowing shall be made as (or continued as or converted into) an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(b)If at any time the Administrative Agent determines (which determination shall be conclusiveabsent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the U.S. at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.   Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to  this Agreement so  long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders of each Class stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.14(b), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election  Request that requests  the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (y) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15Increased Costs.

(a)If any Change in Law shall:

(i)impose, modify or  deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii)impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) and (c) of the definition of Excluded Taxes, (C) Connection Income Taxes, and (D) UK Tax Deductions for which additional amounts: (X) have been paid by a Loan Party under Section 2.17, or (Y) are not payable by a Loan Party under Section 2.17 solely because of the exclusions in Section 2.17(d) or (e)) on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will, following receipt of a certificate from such Lender or Issuing Bank in accordance with clause (c) of this Section 2.15, pay to such Lender, Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)If any Lender or the Issuing Bank determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of materially reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of any Loan Document or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will, following receipt of a certificate from such Lender or the Issuing Bank in accordance with clause (c) of this Section 2.15, pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error; provided, that in each case such Lender or Issuing Bank shall determine such amount or amounts in good faith and in a manner generally consistent with such Lender’s or Issuing Bank’s treatment of similarly situated borrowers of such Lender or Issuing Bank (with respect to similarly affected commitments, loans or participations under agreements having provisions similar to this Section 2.15) after consideration of such factors as such Lender or Issuing Bank then reasonably determines to be relevant. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(d)Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a  waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor by delivery of a certificate in accordance with clause (c) of this Section 2.15; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16Break Funding Payments.   In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, after receipt of a written request by such Lender (which request shall set forth the basis for requesting such amount and, absent manifest error, the amount requested shall be conclusive), the Borrower shall compensate such Lender for the loss, cost and expense attributable to such event, but excluding any losses of anticipated profits.   In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other

banks in the eurodollar market, but excluding any losses of anticipated profits.   A certificate of any Lender setting forth the amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16, showing in reasonable detail the basis for the calculation thereof, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

SECTION 2.17Payments Free of Taxes.

(a)Subject to Section 2.17(e), below, all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Lender (or, in the case of any amount received by the Administrative Agent for its own account, the Administrative Agent,) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)Indemnification by the Loan Parties.   Subject to Section 2.17(e), below, the Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. This Section 2.17(d) shall not apply if and to the extent that an Indemnified Tax is compensated for by Section 2.17(j).

(e)Payments Free of UK Tax.   Sections 2.17(a) and (f) shall not apply in respect of any UK Tax Deduction. Section 2.17(d) shall not apply in respect of any UK Tax Deductions which are compensated for by this Section 2.17(e) or for which additional amounts are not payable by a Loan Party because of the exclusions in this Section 2.17(e).

(i)Each Loan Party shall make all payments to be made by it without a UK Tax Deduction unless a UK Tax Deduction is required by law.

(ii)The Borrower shall promptly upon becoming aware that a Loan Party must make a UK Tax deduction (or that there is any change in the rate or the basis of the UK Tax Deduction) notify the Administrative Agent accordingly. Similarly, a Lender shall notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender.   If the Administrative Agent receives such notification from a Lender it shall notify the Loan Parties.

(iii)If a UK Tax Deduction is required by law to be made by or on account of any obligation of a Loan Party, the amount of the payment due from that Loan Party shall be increased to an amount which (after making any UK Tax Deduction) leaves an amount equal to the payment which would have been due if no UK Tax Deduction had been required.

(iv)A payment shall not be increased under paragraph (iii) above by reason of a UK Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:

(A)the payment could have been made to the relevant Lender without a UK Tax Deduction if the Lender had been a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date on which the Lender became a Lender under this Agreement  in (or in the interpretation, administration, or  application of) any law, regulation or Treaty or any published practice or published concession of any relevant taxing authority; or

(1)the relevant Lender is a UK Qualifying Lender, solely by virtue of paragraph (a)(ii) of the definition of UK Qualifying Lender and:

(2)an officer of HM Revenue & Customs has given (and not revoked) adirection (a “Direction”) under section 931 of the UK ITA which relates to the payment and that Lender has received from the Loan Party making the payment a certified copy of that Direction; and

(3)the payment could have been made to the Lender without any UK Tax Deduction if that Direction had not been made; or

(B)the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of UK Qualifying Lender and:

(1)the relevant Lender has not given a UK Tax Confirmation to the Borrower; and

(2)the payment could have been made to the Lender without any UK Tax Deduction if the Lender had given a UK Tax Confirmation to the Borrower, on the basis that the UK Tax Confirmation would have enabled the Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the UK ITA; or

(C)the relevant Lender is a UK Treaty Lender and the Loan Party making the payment is able to demonstrate that the payment could have been made to the Lender without the UK Tax Deduction had the Lender complied with its obligations under Section 2.17(e)(v) or Section 2.17(e)(vi) (as applicable) below.

(v)

(A)Subject to Section 2.17(e)(v)(A) (1) and (2) below, a UK Treaty Lender and each Loan Party which makes a payment to which that UK Treaty Lender is entitled under such Loan shall co-operate in completing any procedural formalities necessary for that Loan Party to obtain authorization to make that payment without a UK Tax Deduction.

(1)A UK Treaty Lender that becomes a party to this Agreement on the day on which this Agreement is entered into and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 2.01A; and

(2)A UK Treaty Lender that becomes a party to this Agreement after the date on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Assignment and Assumption which it executes or otherwise in writing to Borrower within 15 days of it becoming a party to this Agreement, and, having done so, such UK Treaty Lender shall be under no obligation pursuant to Section 2.17(e)(v)(A) above.

(vi)If a UK Treaty Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Section 2.17(e)(v)(B) above and:

(A)the Borrower making a payment to that Lender has not made a UK DTTP Filing in respect of that Lender; or

(B)the Borrower making a payment to that Lender has made a UK DTTP Filing in respect of that Lender but:

(1)that UK DTTP Filing has been rejected by HM Revenue & Customs; or

(2)HM  Revenue  &  Customs  has  not  given  the  Borrower  authority  to  make payments to that Lender without a UK Tax Deduction within 60 days of the date of the UK DTTP Filing, and in each case, the Borrower has notified that UK Treaty Lender in writing, that UK Treaty Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for the Borrower to obtain authorization to make that payment without a UK Tax Deduction.

(vii)If a UK Treaty Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with Section 2.17(e)(v)(B), none of the Loan Parties shall make a UK DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that UK Treaty Lender’s Commitment or its participation in any Loan unless the UK Treaty Lender otherwise agrees.

(viii)A Loan Party shall promptly on making a UK DTTP Filing, deliver a copy of that UK DTTP Filing to the Administrative Agent for onwards transmission to the relevant Lender.

(ix)A UK Non-Bank Lender which becomes a party on the day on which this Agreement is entered into gives a UK Tax Confirmation to each Loan Party by entering into this Agreement.

(x)A UK Non-Bank Lender shall promptly notify the Administrative Agent if there is any change in the position from that set out in the UK Tax Confirmation.

(xi)Each Lender which becomes a party to this Agreement after the date of this Agreement shall indicate in the Assignment and Assumption that it executes on becoming a party hereto, and for the benefit of  the  Administrative Agent and  without liability to  any Loan Party, which of the following categories it constitutes in relation to the Borrower:

(A)not a UK Qualifying Lender;

(1)a UK Qualifying Lender (other than a UK Treaty Lender); or

(2)a UK Treaty Lender.

If such a Lender fails to indicate its status in accordance with this Section 2.17(e)(xi) then such Lender shall be treated for the purposes of this Agreement by the Administrative Agent and each Loan Party as if it was not a UK Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent upon receipt of such notification, shall inform the Borrower). For the avoidance of doubt, an Assignment and Assumption shall not be invalidated by any failure of a Lender to comply with this Section 2.17(e)(xi).

(f)Status of Lenders.

(i)Subject to Section 2.17(e) above, any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the

Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A) and (ii)(B), below) shall not be required if in the Lender’s reasonable judgment such completion, execution or  submission would  subject such  Lender  to  any material unreimbursed cost or  expense or  would materially prejudice the legal or commercial position of such Lender.   Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(ii)Without limiting the generality of the foregoing:

(A)Each Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)Each Lender that is not a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed originals of the applicable IRS Form W-8 certifying as to such Lender’s non-U.S. status.

(iii)Notwithstanding anything in this Section 2.17(f) to the contrary, no Lender shall be obligated to deliver any documentation that it is not legally eligible to deliver.

(iv)Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.17(f).

(g)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)Survival.    Each  party’s  obligations  under  this  Section  2.17  shall  survive  the  resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank.

(j)VAT.

(i)All amounts set out or expressed in a Loan Document to be payable by any party to this agreement (a “Party”) to any Credit Party which (in whole or in part) constitute the consideration for any supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to Section 2.17(j)(ii) below, if VAT is or becomes chargeable on any supply made by any Credit Party to any Party under a Loan Document and such Credit Party is required to account to the relevant tax authority for the VAT, that Party shall pay to such Credit Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to  the  amount of  such VAT  (and  such Credit Party, as  applicable, shall promptly provide an appropriate VAT invoice to such Party).

(ii)If  VAT  is  or  becomes  chargeable  on  any  supply  made  by  any  Credit  Party  (the “Supplier”) to any other Credit Party (the “Recipient”) under a Loan Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(A)where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient will (where this Section 2.17(j)(ii)(A) applies) promptly pay to the Relevant Party an amount equal to any credit orrepayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(1)where  the  Recipient  is  the  person  required  to  account  to  the  relevant  tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii)Where a Loan Document requires any Party to reimburse or indemnify a Credit Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Credit Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Credit Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)Any reference in this Section 2.17(j) to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(v)In relation to any supply made by a Credit Party to any Party under a Loan Document, if reasonably requested by such Credit Party, that Party must promptly provide such Credit Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Credit Party’s VAT reporting requirements in relation to such supply

SECTION 2.18Payments Generally; Allocation of Proceeds; Pro Rata Treatment; Sharing of Set-offs.

(a)The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) at or prior to the time expressly required hereunder (or, if not such time is expressly required, no later than 1:00 p.m., New York City time), on the date when due, in immediately available funds, without set off, recoupment or counterclaim.   Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Banks as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)Any proceeds of Collateral received by the Administrative Agent (i) not constituting a specific payment of principal, interest, fees or other sum payable under the Loan Documents shall be applied as specified by the Borrower or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first to pay that portion of the Obligations constituting fees, indemnities, expense reimbursements and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 9.03 and amounts pursuant to Section 2.12(c) payable to the Administrative Agent in its capacity as such); second, to pay that portion of the Obligations constituting fees, indemnities, expense reimbursements and other amounts (other than principal, interest, commitment fees, Letter of Credit participation fees and Letter of Credit fronting fees) payable to the Lenders and the Issuing Bank (including fees and disbursements and other charges of counsel to the Lenders and the Issuing Banks payable under Section 9.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause second payable to the Secured Parties; third, to pay that portion of the Secured Obligations constituting accrued and unpaid commitment fees, Letter of Credit participation fees and Letter of Credit fronting fees and interest then due and payable on the Loans and other Secured Obligations other than those in clause fourth, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause third payable to them; fourth, (A) to pay that portion of the Secured Obligations constituting unpaid principal on the Loans and unreimbursed LC Disbursements and any Secured Banking Services Obligations and Secured Swap Obligations then owing; and (B) to the Administrative Agent for the benefit of the Issuing Bank and the Revolving Lenders, to cash collateralize that portion of the LC Exposure comprised of the aggregate undrawn amount of Letters of Credit in accordance with Section 2.06(j); provided that, with respect to this clause (B) (x) any such amounts shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Banks to cash collateralize Secured Obligations in respect of Letters of Credit, (y) subject to Section 2.06 or 2.20, amounts used to cash collateralize the aggregate amount of Letters of Credit pursuant to this clause fourth shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be distributed to the other Secured Obligations, if any, in the order set forth in this Section 2.18(b), in the case of all amounts in this clause fourth, ratably among the Lenders, the Issuing Bank, the Swap Providers and the Banking Services Providers in proportion to the respective amounts described in this clause fourth held by them; and fifth, to pay any other Secured Obligation then owing, ratably among the Secured Parties in proportion to the respective amounts described in this clause fifth payable  to  them.    Notwithstanding the  foregoing,  Secured  Banking  Services  Obligations  and  Secured  Swap Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Banking Services Provider or Swap Provider.  Each Banking Services Provider or Swap Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article VIII hereof for itself and its Affiliates as if a “Lender” party hereto.  No Banking Services Provider or Swap Provider that obtains the benefits of this Section 2.18(b), any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to vote on or consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.   Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Banking Services Obligations or Secured Swap Obligations unless the Administrative Agent has received written notice of  such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Banking Services Provider or Swap Provider.  Secured Swap Obligations that constitute Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to amounts received from other Loan Parties or their assets to preserve the allocation to Secured Swap Obligations otherwise set forth in this Section 2.18(b).

(c)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(d)If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)If any Lender shall fail to make any payment required to be made by it pursuant to Sections2.06(d) or (e), 2.07(b), 2.18(d), or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19Mitigation Obligations; Replacement of Lenders.

(a)If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.   The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (iii) any Lender becomes a Defaulting Lender or a Non-Consenting Lender, then, in each case, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse, all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) to the extent required under Section 9.04, the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, and (iv) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation permanently cease to apply.  Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.20Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.18(b) or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to cash collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with this Section 2.20; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section 2.20; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result  of  any  judgment  of  a  court  of  competent jurisdiction obtained  by  the  Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.20 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Required Lenders, the Required Revolving Lenders or the Required Term Lenders, as applicable, have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) and such Defaulting Lender shall not be entitled to vote thereon; provided that any amendment, waiver or other modification requiring the consent of all Lenders or each affected Lender affected which affects such Defaulting Lender disproportionately when compared to the other affected Lenders, or increases or extends the Commitment of such Defaulting Lender, shall require the consent of such Defaulting Lender;

(d)if any LC Exposure exists at the time such Lender becomes a Defaulting Lender and such Lender is a Revolving Lender then:

(i)all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only (x) to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Credit Exposure to exceed its Commitment and (y) if the conditions set forth in Section 4.02 are satisfied at such time;

(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender  pursuant to  Section 2.12(b) with respect to  such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)if all or any portion of such Defaulting  Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(e)so long as such Lender is a Defaulting Lender and a Revolving Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(d), and LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(d)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank,  as  the  case  may be,  shall  have  entered into  arrangements with the  Borrower or  such Lender, satisfactory to each Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder. In  the  event that the  Administrative Agent, the Borrower and each Issuing Bank each agrees that a Defaulting Lender that is a Revolving Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then the LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Revolving Commitment and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its Applicable Percentage.

SECTION 2.21Expansion Option; Incremental Facilities.

(a)The Borrower may from time to time elect to increase the Revolving Commitments, increase an existing tranche of term loans or enter into one or more additional tranches of term loans (such increased or additional term loans, each, an “Incremental Term Loan”), in each case in a minimum amount of $5,000,000 and an integral multiple of $1,000,000 in excess thereof so long as, after giving effect thereto, the aggregate amount of all such Revolving Commitment increases and all such Incremental Term Loans does not exceed $100,000,000.  Each request from the Borrower pursuant to this Section 2.21 shall set forth the requested amount and proposed terms of the relevant Revolving Commitment increase or Incremental Term Loans.  The Borrower may arrange for any such Revolving Commitment increase or Incremental Term Loan to be provided by one or more Lenders (each Lender so agreeing to  an  increase in  its  Revolving Commitment, or  to  participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial  institution  or  other  entity,  an  “Augmenting  Lender”  and,  together  with  each  Increasing  Lender, collectively, the “Additional Lenders”), to increase their existing Revolving Commitments, or to participate in such Incremental Term Loans, or extend Revolving Commitments, as the case may be; provided, that (i) each Augmenting Lender (other than any Affiliate of an existing Lender) shall, to the extent required by Section 9.04, be subject to the approval of the Administrative Agent and, except in the case of an Incremental Term Loan, the Issuing Bank, which approvals shall not be unreasonably withheld, conditioned or delayed, and (ii) (A) in the case of an Increasing Lender, the Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit E, and (B) in the case of an Augmenting Lender, the Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit F hereto.  No existing Lender shall have any obligation or be required to provide any Revolving Commitment increase or any Incremental Term Loan unless it expressly so agrees. No consent of any Lender (other than the Lenders participating in such Revolving Commitment increase or Incremental Term Loan) shall be required for any such increase or Incremental Term Loan pursuant to this Section 2.21.

(b)Revolving Commitment increases and Incremental Term Loans created pursuant to this Section2.21  shall  become effective on  the  date  agreed  by the  Borrower, the  Administrative Agent and  the  relevant Increasing Lenders  or  Augmenting Lenders,  and  the  Administrative Agent  shall  notify each  Lender  thereof. Notwithstanding the foregoing, no increase in the Revolving Commitments (or in the Revolving Commitment of any Lender) or Incremental Term Loan shall become effective under this paragraph unless (i) on the proposed date of the effectiveness of such Revolving Commitment increase or Incremental Term Loan:  (A) (1) the representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty to the extent that it is already qualified or modified by materiality in the text thereof) as of such date; provided that in the event that the Incremental Term Loans are used to finance a Permitted Acquisition or permitted Investment which the Borrower or one or more of its Subsidiaries has contractually committed to consummate, the terms of which do not condition the Borrower’s or such Subsidiary’s, as applicable, obligation to consummate such Permitted Acquisition or permitted Investment on the availability of third-party financing, the condition regarding the accuracy of representations and warranties set forth herein shall be limited to certain customary “specified representations” and those representations included in the related acquisition agreement that are material to the interests of the Lenders and only to the extent that the Borrower or its Subsidiaries has the right to terminate its obligations under such acquisition agreement as a result of a breach of such representations, all of which representations shall be true and correct in all material respects as of such date, and (2) no Default exists on such date; provided that in the event that the Incremental Term Loans are used to finance a Permitted Acquisition or permitted Investment which the Borrower or one or more of its Subsidiaries has contractually committed to consummate, the terms of which do not condition the Borrower’s or such Subsidiary’s, as applicable, obligation to consummate such Permitted Acquisition or permitted Investment on the availability of third-party financing, then such condition shall be deemed satisfied so long as (1) no Default exists on the date the definitive agreement in respect of such Acquisition was executed and (2) no Event of Default shall have occurredand be continuing or shall exist under clauses (a), (b), (h), (i) or (j) of Article VII on the date of the effectiveness of such Revolving Commitment increase or Incremental Term Loan; and (B) the Borrower shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 6.10, recomputed (1) as if such Revolving Commitment increase or Incremental Term Loan (and the application of proceeds thereof to the repayment of any other Indebtedness) had occurred on the first day of the Reference Period then most recently ended for which the Borrower has delivered Financial Statements (treating all such Revolving Commitment increases as fully drawn), and (2) with Consolidated Funded Debt measured as of the date of and immediately after giving effect to any funding in connection with such Revolving Commitment increase or Incremental Term Loan (and the application of proceeds thereof to the repayment of any other Indebtedness) and (3) with Consolidated EBITDA measured for the Reference Period then most recently ended for which the Borrower has delivered Financial Statements; provided that in the event that the Incremental Term Loans are used to finance a Permitted Acquisition which the Borrower or one or more of its Subsidiaries has contractually committed to consummate, the terms of which do not condition the Borrower’s or  such  Subsidiary’s, as  applicable, obligation to  consummate such  Permitted Acquisition on  the availability of third-party financing, such condition shall be deemed satisfied so long as immediately prior to and after giving effect to the incurrence of Incremental Term Loans and the Permitted Acquisition as of the date of the definitive agreement in respect of such Permitted Acquisition was executed (as if such incurrence of Incremental Term Loans and such Permitted Acquisition had occurred as of the most recent fiscal quarter end for which Financial Statements are available), the Borrower would be in compliance with the foregoing conditions as of such date; and (ii) solely to the extent the Borrower in its sole discretion has agreed to pay additional fees to the Administrative Agent or the Lenders in connection with such Revolving Commitment increase or Incremental Term Loan, the Borrower shall have paid to the Administrative Agent and the Lenders such fees; provided, however, that the conditions set forth in clauses (i) and (ii) shall be subject to Section 5.10.

(c)On the effective date of any increase in the Revolving Commitments, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such Revolving Commitment increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. The terms (including interest, fees and amortization) of any increase in the Revolving Commitments shall be the same as those of the existing Revolving Commitments.

(d)The Incremental Term Loans (i) shall rank pari passu in right of payment with the Revolving Loans and the initial Term Loans, (ii) shall not mature earlier than the Maturity Date (but may have amortization prior to such date), (iii) shall have a weighted average life to maturity that is no earlier than the weighted average life to maturity of the existing Term Loans, (iv) shall be guaranteed by no obligors other than the Loan Parties and shall be secured by no assets other than Collateral and (v) except with respect to interest, fees and amortization (subject to clause (iii)), shall be treated substantially the same as (and in any event no more favorably than) the existing Term Loans and Revolving Loans; provided, that the terms and conditions applicable to any Incremental Term Loan maturing after the Maturity Date may provide for material additional or different financial covenants or other covenants or prepayment requirements applicable only during periods after the Maturity Date. The other terms of the Incremental  Term  Loans  (including  interest,  fees  and  amortization)  shall  otherwise  be  as  agreed  among  the Borrower, the Administrative Agent and the Additional Lenders.

(e)Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term  Loan  Amendment”) of  this  Agreement and,  as  appropriate, the  other  Loan  Documents, executed by the Borrower, each Additional Lender participating in such Incremental Term Loan, as applicable, and the Administrative Agent.   The Borrower and the Administrative Agent may, without the consent of any other Lenders, effect  such amendments to  this Agreement and  the  other Loan Documents as  may be  necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.21.Nothing contained in this Section 2.21 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment hereunder, or provide Incremental Term Loans, at any time.

SECTION 2.22Judgment Currency.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given.  The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency.  If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

ARTICLE III.
Representations and Warranties

The Borrower and each other Loan Party represents and warrants to the Lenders that:

SECTION 3.01Organization; Powers.   Each of the Borrower and its Subsidiaries is duly organized or incorporated, validly existing  and  in  good  standing  under  the  laws  of  the  jurisdiction of  its  organization or incorporation, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02Authorization; Enforceability.   The Transactions are within each Loan Party’s organizational or constitutional powers and have been duly authorized by all necessary organizational and, if required, stockholder or other equity holder action.  Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03Governmental Approvals; No Conflicts.  The Transactions (i) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents and registration of a financing statement on the Jersey SIR in respect of the Jersey Collateral Agreements (which registration will be made on or prior to the date hereof), (ii) will not violate in any material respect any applicable law or regulation or the charter, by-laws or other organizational or constitutional documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (iii) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its material assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (iv) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries (other than Liens created pursuant to or otherwise permitted under the Loan Documents).

SECTION 3.04Financial Condition; No Material Adverse Change.

(a)The  Borrower  has  heretofore  furnished  to  the  Lenders  its  consolidated  balance  sheet  and statements of income, stockholders equity and cash flows as of and for the fiscal year ended March 31, 2018, reported on by Ernst & Young LLP, independent public accountants.  All such financial statements are prepared in accordance with GAAP applied on a consistent basis throughout the periods specified and present fairly the financial position of the Borrower and its Subsidiaries as of such dates and the results of the operations and cash flows of the Borrower and its Subsidiaries for such periods, in all material respects.

(b)Since March 31, 2018, there has been no event, development or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.05Properties; Intellectual Property.

(a)Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except (x) for defects in title that do not interfere with its ability to conduct its business as conducted from time to time or to utilize such properties for their intended purposes and (y) to the extent encumbered by Liens permitted under the Loan Documents.

(b)Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents, trade secrets and other intellectual property used in or otherwise necessary and material to its business as currently conducted, and the operation of their respective business by the Borrower and its Subsidiaries does not infringe upon or violate the rights of any other Person, except for any such infringements or violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06Litigation and Environmental Matters.

(a)There are no actions, suits, proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any Loan Document or the Transactions.

(b)Except for the Disclosed Matters (i) no Loan Party nor any of its Subsidiaries has received written notice of any claim with respect to any material Environmental Liability or knows of any basis for any such material Environmental Liability and (ii) except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

(c)Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07Compliance with Laws and Agreements.  Each of the Borrower and its Subsidiaries is incompliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08Investment Company Status.   Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09Taxes.  Each Loan Party has timely filed or caused to be filed all U.S. federal, all U.K., and all other material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes (including withholding Taxes) required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary has set aside on its books adequate reserves in accordance with GAAP. No material claims or investigations are being, or are reasonably likely to be, made or conducted against any Loan Party with respect to Taxes.

SECTION 3.10ERISA.

(a)No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $2,500,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification No. 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $2,500,000 the fair market value of the assets of all such underfunded Plans.

(b)As of the Effective Date, the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

SECTION 3.11Disclosure.

(a)No reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower or any of its Subsidiaries to any Credit Party in connection with this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, when taken as a whole, not misleading; provided that, with respect to any projections, the Borrower represents only that such projections were prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time delivered and, if such projections were delivered prior to the Effective Date, as of the Effective Date, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results.

(b)As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all material respects.

SECTION 3.12No Default.  No Default or Event of Default exists or would result from the incurrence by the Borrower or any Subsidiary of any Obligations hereunder or under any other Loan Document.

SECTION 3.13Solvency. The Borrower and the Subsidiaries, on a consolidated basis, are Solvent.

SECTION 3.14Insurance.  Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the U.S. Subsidiaries as of the Effective Date.   The Borrower believes that the insurance maintained by or on behalf of the Borrower and its Subsidiaries is adequate.

SECTION 3.15Capitalization and Subsidiaries. As of the Effective Date, Schedule 3.15 is a complete list of each of the Borrower’s Subsidiaries and such Subsidiary’s jurisdiction of incorporation.  All of the issued and outstanding Equity Interests owned by any Loan Party in each of its Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

SECTION 3.16Security Interest in Collateral.   The provisions of this Agreement and the other Loan Documents create legal and valid Liens on and security interests in, all the Collateral purported to be secured by the Collateral Documents in favor of the Administrative Agent, for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except (i) Permitted Encumbrances to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law and (ii) Liens perfected only by possession (including possession of any certificate of title), but only to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

SECTION 3.17Employment Matters.   There are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Loan Parties, threatened in writing that could reasonably be expected to result in a Material Adverse Effect.  The hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or  foreign law dealing with such matters in a manner resulting in liabilities in excess of $7,500,000.  All payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary to the extent required by GAAP.

SECTION 3.18Anti-Corruption and Anti-Terrorism Laws and Sanctions.

(a)The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b)  to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowing or Letter of Credit, use of proceeds, the Transactions or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions. Without limiting the foregoing, no Loan Party nor any of its Controlled entities is (i) in violation of any Anti-Terrorism Laws, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Laws, or (iii) is a Blocked Person.  No Loan Party nor any of its Controlled entities (x) unlawfully conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224 (September 23, 2001), any similar executive order or other Anti-Terrorism Laws.

(b)Use of Proceeds. The proceeds of the Closing Date Term Loans and Revolving Loans will be used only (i) to pay fees, costs and expenses incurred in connection with the Transactions and (ii) for working capital and other general corporate purposes of the Borrower and the Subsidiaries (including Permitted Acquisitions, Specified Acquisitions, Permitted Investments and other Investments permitted hereunder, Capital Expenditures and Restricted Payments to the extent permitted under this Agreement).

SECTION 3.19Federal Reserve Regulations.    Neither  the  Borrower nor  any Subsidiary is  engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (as defined in Regulation U of the Board), and no part of the proceeds of any Loan will be used, directly or indirectly, to buy or carry, or to extend credit to others to buy or carry, any margin stock or for any other purpose that entails a violation of any Regulations of the Board, including Regulations T, U and X.

SECTION 3.20EEA Financial Institution. No Loan Party is an EEA Financial Institution.

SECTION 3.21No UK Tax Deduction.  No Loan Party is required to make any UK Tax Deduction from any payment it may make under any Loan Document to a Lender that is:

(a)A UK Qualifying Lender:

(i)falling within paragraph (a)(i) of the definition of “UK Qualifying Lender”; or

(ii)except where a Direction has been given under section 931 of the UK ITA in relation to the payment concerned, falling within paragraph (a)(ii) of the definition of “UK Qualifying Lender”; or

(iii)falling within paragraph (b) of the definition of “UK Qualifying Lender” or;

(b)a UK Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).

ARTICLE IV.
Conditions

SECTION 4.01Effective Date. Subject to the ultimate paragraph of this Section 4.01, the obligations of the Lenders hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)The Administrative Agent (or its counsel) shall have received:

(i)subject to  Section 5.13  from the  Loan Parties executed counterparts of the Collateral Documents set forth on Schedule 4.01(b) to be entered into on and as of the Effective Date and prior to the funding of the Closing Date Term Loans and any Revolving Loans on the Effective Date;

(ii)from the Borrower, a Note executed by the Borrower for each Lender requesting a Note at least two (2) Business Days prior to the Effective Date;

(iii)with  respect  to  each  Loan  Party,  UCC-1  financing  statements  in  a  form appropriate for filing in the state of organization of such Loan Party;

(iv)delivery of original stock or share certificates for certificated Equity Interests of each Subsidiary that constitutes Collateral, together with appropriate duly executed instruments of transfer endorsed in blank;

(v)all promissory notes evidencing the Collateral accompanied by instruments of transfer endorsed in blank;

(vi)an executed Perfection Certificate;

(vii)the results of a search of the UCC filings with respect to each Loan Party; and

(viii)insurance certificates satisfying the requirements of Section 5.05.

(c)The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Goodwin Procter LLP, counsel for the Loan Parties, and covering such matters relating to the Borrower, this Agreement, or other Loan Documents as the Administrative Agent shall reasonably request.

(d)The Administrative Agent shall have received (i) a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Carey Olsen, and covering such matters relating to the Borrower, any Loan Parties organized in Jersey, this Agreement, or other Loan Documents as the Administrative Agent shall reasonably request, (ii) a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Allen & Overy LLP, and covering such matters relating to  any Loan Parties organized in the United Kingdom or  Wales, this Agreement, or other Loan Documents as the Administrative Agent shall reasonably request and (iii) copies of opinion and other certificates signed by a director of the Borrower and the applicable Loan Parties in the form required by such counsel in clauses (i) and (ii) for the purpose of their legal opinion.

(e)The  Administrative Agent shall have  received: (i)  a  copy of  each organizational or constitutional document of each Loan Party (including the consents issued to the Borrower and the Jersey Subsidiary pursuant to  the Control of Borrowing (Jersey) Order 1958) and, to  the extent applicable, certified as  of  a  recent date by the  appropriate governmental official; (ii) signature and incumbency certificates of the officers of the Loan Parties executing the Loan Documents to which it is a party as of the Effective Date and prior to the funding of the Term Loans and Revolving Borrowing as of the Effective Date; (iii) resolutions of the board of directors (or, if applicable, shareholders) or similar governing body of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which such Loan Party is a party as of the Effective Date and prior to the funding of the Term Loans and Revolving Borrowing, certified as of the Effective Date by such Loan Party as being in full force and effect without modification or amendment; and (iv) a good standing certificate (to the extent such concept is known in the relevant jurisdiction) from the applicable Governmental Authority of each Loan Party’s respective jurisdiction of incorporation, organization or formation dated as of a recent date prior to the Effective Date.

(f)The Administrative Agent shall have received all fees due and payable on or prior to the Effective Date, and, to the extent invoiced at least one day prior to the Effective Date, shall have been reimbursed for all out of pocket expenses (including legal fees and expenses and Jersey SIR fees) required to be reimbursed by the Borrower hereunder.

(g)The  Administrative Agent  shall  have  received  a  Borrowing Request  relating  to  the Borrowing of the Term Loans and the Revolving Borrowing on the Effective Date.

(h)The Administrative Agent shall have received a Solvency Certificate.

(i)(A) The Administrative Agent shall have received at least three (3) Business Days prior to the Effective Date all documentation and other information with respect to the Borrower and the Guarantors required  under  applicable  “know  your  customer”  and  anti-money  laundering  rules  and  regulations, including the USA Patriot Act, as the Administrative Agent and Lenders shall have reasonably requested in writing at least ten (10) Business Days prior to the Effective Date; and (B) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (B) shall be deemed to be satisfied).

(j)The  Administrative  Agent  shall  have  received  copies  of  the  Historical  Financial Statements (which the Administrative Agent acknowledges it has received as of the date hereof).

(k)The representations and warranties of the Borrower and each Loan Party set forth in this Agreement shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty to the extent that it is already qualified or modified by materiality in the text thereof).

(l)No Default or Event of Default hereunder shall have occurred and be continuing.

(m)Since March 31, 2018, no Material Adverse Effect shall have occurred or exist, and there has been no event, development or circumstance that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(n)The Administrative Agent shall have received a certificate of a Responsible Officer of Borrower certifying that each of the conditions specified in paragraphs (k), (l) and (m) of this Section 4.01 has been satisfied.

SECTION 4.02Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, in each case, is subject to the satisfaction of each of the following conditions:

(a)The representations and warranties of the Borrower and each Loan Party set forth in this Agreement or the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty to the extent that it is already qualified or modified by materiality in the text thereof) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except to the extent any such representation or warranty expressly relates to an earlier date, in which case, such representation or warranty shall be true and correct in all material respects as of such earlier date), and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower.

(b)At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c)The  Administrative  Agent  shall  have  received  a  Borrowing  Request  meeting  the requirements of Section 2.03.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section 4.02) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

ARTICLE V.
Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated in each case, without any pending draw, and all LC Disbursements shall have been reimbursed (or cash collateralized in accordance with the terms herein), the Borrower covenants and agrees with the Lenders that:

SECTION 5.01Financial  Statements;  and  Other  Information.     The  Borrower  will  furnish  to  the Administrative Agent (for distribution to the Lenders):

(a)via either the EDGAR System or its Home Page, concurrently with the filing of its annual report on Form 10-K for the fiscal year then ended with the SEC, but no event later than ninety (90) days after the end of such fiscal year, the financial statements for such fiscal year as contained in such annual report on Form 10-K and, as soon as it shall become available, via either the EDGAR System or its Home Page, the annual report to its holders of Equity Interests for the fiscal year then ended;

(b)via either the EDGAR System or its Home Page, concurrently with the filing of its Quarterly Report on Form 10-Q for the fiscal quarter then ended with the SEC, but no event later than forty-five (45) days after the end of such fiscal quarter, copies of the financial statements for such fiscal quarter as contained in its Quarterly Report on Form 10-Q, and, as soon as it shall become available, via either the EDGAR System or its Home Page, a quarterly report to its shareholders for the fiscal quarter then ended;

(c)via either the EDGAR System or its Home Page, promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(d)concurrently with any delivery of financial statements under clause (a) or (b) above (excluding any pro forma financial statements under clause (b)), a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit B (i) certifying, in the case of the financial statements delivered under clause (b), that such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis as of the date thereof in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and  (iii)  setting forth reasonably detailed calculations demonstrating compliance with Section 6.10;

(e)[reserved]

(f)as soon as available, and in any event no later than ninety (90) days after the end of each fiscal year of the Borrower and its Subsidiaries, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are prepared in good faith based on estimates, information and assumptions believed by the Borrower to be reasonable as of the date of such certificate, it being understood and agreed that any financial or business projections furnished by any Loan Party (i)(A) are subject to significant uncertainties and contingencies, which may be beyond the control of the Loan Parties, (B) no assurance is given by the Loan Parties that the results or forecast in any such projections will be realized and (C) the actual results may differ from the forecast results set forth in such projections and such differences may be material and (ii) are not a guarantee of performance;

(g)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms any Loan Document, as the Administrative Agent (or any Lender through the Administrative Agent) may reasonably request and to the extent reasonably available to the Borrower; provided, none of the Borrower or any Subsidiary will be required to disclose or deliver information (i) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any law, any fiduciary duty or by any binding agreement, (ii) that constitutes trade secrets or proprietary information or (iii) that is subject to attorney-client privilege or constitutes attorney work product; and

(h)promptly  following  any  request  therefor,  information  and  documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation, as applicable.

SECTION 5.02Notices of Material Events.  The Borrower will furnish to the Administrative Agent (for distribution to the Lenders) prompt written notice of the following:

(a)Promptly upon becoming aware of the existence of any condition or event that constitutes a  Default, written notice thereof specifying the  nature and  duration, thereof and the action being or proposed to be taken with respect thereto;

(b)Promptly upon becoming aware of any litigation or of any investigative proceedings by a Governmental Authority commenced or threatened in writing against the Borrower or any of its Subsidiaries of which they have notice, the outcome of which could reasonably be expected to have a Material Adverse Effect on the Borrower and its Subsidiaries on a consolidated basis, written notice thereof and the action being or proposed to be taken with respect thereto;

(c)The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $10,000,000; and

(d)Promptly after any occurrence or after becoming aware of any condition affecting the Borrower or any Subsidiary that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to,(a) do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of the Borrower’s business when taken as a whole, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except, in each case, where failure to maintain such requisite authority or failure to maintain such right, qualification, license, permit, franchise, governmental authorization, intellectual property right, license or permit would not reasonably be expected  to  result  in  a  Material  Adverse  Effect;  provided  that  the  foregoing shall  not  prohibit  any  merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted or as are reasonably related, incidental, ancillary or complementary to or a natural extension of the same.

SECTION 5.04Payment of Obligations.  Each Loan Party will, and will cause each Subsidiary to, pay or discharge all U.S. federal and U.K. income Taxes and all other material Taxes, before the same shall become delinquent or in default (taking into account applicable grace periods), except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; provided, that each Loan Party will, and will cause each Subsidiary to, remit material withholding Taxes and other payroll Taxes to appropriate Governmental Authorities as and when due and payable, notwithstanding the foregoing exceptions.

SECTION 5.05Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and damage by fire or other casualty excepted.

SECTION 5.06Books and Records; Inspection Rights.   Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in which true and complete entries in all material respects in accordance with GAAP will be made reflecting all of its and its Subsidiaries business and financial transactions; provided that, it being understood and agreed that Non-US Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization, and (b) permit any representatives designated by the Administrative Agent on behalf of the Lenders (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers, agents and appraisers retained by the Administrative Agent, in each case, who have signed a non-disclosure agreement in form and  substance reasonably satisfactory to  the  Borrower, and,  in  all  cases,  excluding Excluded Persons), upon reasonable prior written notice, to visit and inspect its properties, to examine and make copies from its books and records, including to discuss its affairs, finances and condition with its officers, all at such reasonable times during Borrower’s normal business hours and as often as reasonably requested.  The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.  In the absence of a continuing Event of Default only one such examination in any period of 12 consecutive calendar months shall be conducted (as coordinated by the Administrative Agent) and shall be at the Borrower’s expense, and during the continuance of an Event of Default all such examinations shall be at the Borrower’s expense (and may occur with greater frequency); provided, that any and all expenses incurred by a Lender pursuant to this Section 5.06 shall be solely at such Lender’s expense and Borrower shall have no obligation to reimburse any such Lender’s expenses. Notwithstanding anything to the contrary in this Section 5.06, none of the Borrower or any Subsidiary will be required to disclose, permit the inspection, examination or making copies of abstracts of, or discussion of, any document, information or other matter (i) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any law or by any binding agreement or (ii) that is subject to attorney-client privilege or constitutes attorney work product.

SECTION 5.07Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries to, comply with all material laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.   The Borrower will maintain in effect and enforce policies and procedures designed to  ensure compliance in  all  material respects by the  Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08Use of Proceeds and Letters of Credit.  The proceeds of the Loans will be used only for purposes permitted under Section 3.18(b).  No part of the proceeds of any Loan will be used, whether directly or indirectly, to buy or carry, or to extend credit to others to buy or carry, any Margin Stock or for any other purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.  All Letters of Credit will be issued only to support general corporate purposes of the Borrower and its Subsidiaries. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the U.S. or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09Insurance.

(a)General.  Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers (a) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as the senior officers of the Borrower in the exercise of their reasonable judgment deem to be adequate, as are customary in the industry for companies of established reputation engaged in the same or similar business in the same or similar locations and owning or operating similar properties and as shall be reasonably satisfactory to the Lenders, and (b) all insurance required pursuant to the Collateral Documents.   The Borrower will furnish to the Administrative Agent, upon reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.   The Borrower shall deliver, within 90 days after the Effective Date, to the Administrative Agent endorsements (x) to all property or casualty insurance policies covering Collateral naming the Administrative Agent as lender loss payee, (y) to all general liability and other liability policies naming the Administrative Agent an additional insured, which endorsements shall be in effect at all times and (z) providing that 30 days’ advance notice will be given to Administrative Agent prior to any cancellation or non-renewal of such policy (or 10 days’ advance notice prior to any such cancellation due to non-payment of premium).  In the event the Borrower or any Subsidiary at any time hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so), in consultation with the Borrower, obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent reasonably deems advisable to ensure compliance under this Section 5.09.  All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement.   No later than ninety (90) days (as such period may be extended in the reasonable discretion of the Administrative Agent) after the Effective Date (or the date any such insurance is obtained, renewed or extended in the case of insurance obtained, renewed or extended after the Effective Date), the Borrower will cause all property and casualty insurance policies with respect to Collateral to be endorsed or otherwise amended to include a lender’s loss payable, mortgagee or additional insured, as applicable, endorsement, or otherwise reasonably satisfactory to the Administrative Agent.

(b)Flood Insurance.  With respect to each Mortgaged Property (if any) that is located or lies within a “special flood hazard area” as designated on maps prepared by the Federal Emergency Management Agency (FEMA), the Borrower or other applicable Loan Party (A) will maintain, with financially sound and reputable insurance companies, a flood insurance policy or policies (whether or not coverage is available from the National Flood Insurance Program and whether or not required by the Flood Laws), in form and substance acceptable to the Administrative Agent covering each such Mortgaged Property on terms reasonably acceptable to the Administrative Agent and otherwise sufficient to comply with all applicable Flood Laws, and (B) promptly upon the reasonable request of the Administrative Agent, will deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, evidence of annual renewals of such insurance.

SECTION 5.10Additional Subsidiaries.  In the event (i) the Borrower acquires or creates any Subsidiary(other than an Excluded Subsidiary), or (ii) any Excluded Subsidiary ceases to be an Excluded Subsidiary after the Effective Date, the Borrower shall forthwith promptly (and in any event within 60 days (or such longer time as the Administrative Agent may agree in its reasonable discretion) after the acquisition or creation of such Subsidiary, or change in such Subsidiary’s status as an Excluded Subsidiary) cause such Subsidiary to become a Guarantor by delivering to the Administrative Agent (x) a Joinder Agreement, duly executed by such Subsidiary, pursuant to which such Subsidiary agrees to be bound by the terms and provisions of this Agreement, and (y) such joinders or supplements to the Security Agreement and/or the other relevant Collateral Documents and such other documents as the Administrative Agent shall deem necessary or advisable to cause the Lien created by the applicable Collateral Documents to  be duly perfected to  the extent required by such Collateral Documents in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent and such joinders to be accompanied by appropriate corporate resolutions, other corporate organizational documentation and customary legal opinions upon the reasonable request of the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

SECTION 5.11Additional Collateral; Further Assurances.

(a)The Borrower will, and will cause each Subsidiary (other than an Excluded Subsidiary) to, cause(i) all of its personal property (whether tangible, intangible or mixed, subject to the exceptions expressly contained in the Security Agreement) and (ii) subject to other applicable provisions of this Agreement, all of its fee-owned real property, if any, having a fair market value (as reasonably determined by the Borrower) of $10,000,000 or more, to be subject at all times to first priority, perfected Liens (including a Mortgage, in the case of such real property) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 6.02.

(b)Without limiting the foregoing, the Borrower will, and will cause each Subsidiary (other than an Excluded Subsidiary) to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents (and subject to the exceptions set forth therein), all at the expense of the Borrower, including any pledge agreements governed under the laws of any Specified Jurisdiction.

(c)The Administrative Agent will not enter into any Mortgage in respect of any real property owned or acquired by the Borrower or any other Loan Party after the Effective Date until (at least) 45 days after the Administrative Agent has delivered to the Lenders (which may be delivered electronically) the following documents in respect of such real property:  (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area,” (A) a notification to the Borrower or applicable Loan Party of that fact and (if applicable) notification to the Borrower or applicable Loan Party that flood insurance coverage is not available, and (B) evidence of the receipt by the Borrower or applicable Loan Party of such notice; and (iii) if such notice is required to be provided to the Borrower or applicable Loan Party and flood insurance is available in the community in which such real property is located, evidence of required flood insurance, which shall comply with the requirements of Section 5.09(b).

(d)Notwithstanding the foregoing, under no circumstance will any Loan Party be required to execute any Collateral Documents governed by the laws of any jurisdiction other than the Specified Jurisdictions; provided, however, that any Loan Party may, at its option, execute any Collateral Documents in form and substance reasonably acceptable to the Administrative Agent and governed by the laws of a Specified Jurisdiction.

SECTION 5.12Accuracy  of  Information.    The  Borrower  will  ensure  that  any  written  information, including financial statements or other documents, furnished to the Credit Parties by or on behalf of the Loan Parties (other than information of a forward-looking nature and pro forma financial statements and other than information of a general economic or industry nature) in connection with the Loan Documents or any amendment or modification thereof or waiver thereunder, taken as a whole, as of the date of delivery, contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, and when taken as a whole with all other written information, not materially misleading; provided, that with respect to any projections, the Borrower covenants only that it will cause the projections to be prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results.

SECTION 5.13Post-Closing Covenant.  The Borrower agrees to deliver, or cause to be delivered (or to use commercially reasonable efforts to deliver or cause to be delivered, to the extent applicable and specified on Schedule 5.13), to the Administrative Agent, the items described on Schedule 5.13 hereof on or before the dates specified with respect to such items, or such later dates as may be agreed to by the Administrative Agent in its reasonable discretion.

SECTION 5.14Designation of Subsidiaries.   The Borrower may at any time after the Effective Date designate any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary; provided that (a) immediately before and after such designation on a Pro Forma Basis, no Event of Default shall have occurred and be continuing, (b) immediately after giving effect to such designation, the Borrower shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 6.10(a), recomputed as of the last day of the most recently ended Reference Period for which Financial Statements are available and (c) no Unrestricted Subsidiary may be a “restricted subsidiary” for the purpose of any other Indebtedness of the Borrower. The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or such subsidiary’s (as applicable) investment therein.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or such Subsidiary’s (as applicable) Investment in such Subsidiary.

ARTICLE VI.
Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated, in each case, without  any  pending  draw,  and  all  LC  Disbursements shall  have  been  reimbursed (or  cash  collateralized or backstopped in accordance with the terms herein), the Borrower covenants and agrees with the Lenders that:

SECTION 6.01Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)Indebtedness created under the Loan Documents;

(b)Indebtedness  existing  on  the  date  hereof  and  set  forth  in  Schedule  6.01,  and modifications, replacements, restructurings, refinancings, refundings, renewals, amendments, restatements or extensions of any such Indebtedness; provided that the amount of such Indebtedness is not increased at the time of such modification, replacement, restructuring, refinancing, refunding, renewal, amendment, restatement or extension (unless the additional amount is permitted pursuant to another provision of this Section 6.01) except by an amount equal to accrued but unpaid interest thereon, a reasonable premium or other reasonable amount paid, and reasonable fees and expenses incurred, in connection with such modification, replacement, restructuring, refinancing, refunding, renewal, amendment, restatement or extension;

(c)Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that (A) Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any other Loan Party shall be subject to Section 6.04(g) and (B) Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(d)Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided that (A) the Indebtedness so Guaranteed is permitted under this Section 6.01, (B) Guarantees by the Borrower or any Subsidiary that is a Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04(h) and (C) Guarantees  permitted  under  this  clause  (d)  shall  be  subordinated  to  the  Secured  Obligations of  the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e)Indebtedness  consisting  of   guarantees  resulting  from  endorsement  of   negotiable instruments for collection by Borrower or any other Loan Party in the ordinary course of business;

(f) Indebtedness  incurred   to   finance  Capital  Expenditures,  including  Finance  Lease Obligations, and any Indebtedness incurred or assumed in connection with the acquisition, restoration, construction or improvement of any fixed or capital assets, including real property, or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount (plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such extended, renewed or replaced Indebtedness) and premium payable by the terms of such Indebtedness thereon and fees and expenses associated therewith), result in an earlier maturity date or decreased remaining weighted average life to maturity thereof or change the parties directly or indirectly responsible for the payment thereof; provided that such Indebtedness is incurred prior to or within one hundred eighty (180) days after such acquisition or the completion of such construction or improvement; provided further that (A) if secured, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto, and (B) the aggregate outstanding principal amount of such Indebtedness does not exceed the greater of (x) $30,000,000 and (y) 7.5% of Consolidated Total Assets as of the last day of the most recently ended Reference Period for which Financial Statements are available;

(g)Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (g) shall not exceed the greater of (x) $20,000,000 and (y) 30% of Consolidated EBITDA as of the last day of the most recently ended Reference Period for which Financial Statements are available at any time outstanding;

(h)Indebtedness incurred  by  Borrower  or  its  Subsidiaries  arising  (A)  from  agreements providing for indemnification, adjustment of purchase price, working capital or similar obligations (including customary earn-outs, and any other deferred payments of a similar nature incurred in connection with any investment by any Subsidiary), in each case, whether or not evidenced by a note, and incurred or assumed in connection with any Permitted Acquisition or any asset sale permitted under this Agreement or Investment permitted under this Agreement (any such obligations, “Deferred Acquisition Obligations”), or (B) from guarantees or letters of credit, surety bonds, bid bonds, appeal bonds, performance bonds or other similar obligations securing the performance of Borrower or any Subsidiary pursuant to such agreements;

(i) Indebtedness in respect of treasury, depositary, cash management and netting services, automatic clearing house arrangements, overdraft protections and other financial accommodations of the nature described in  the  definition of  “Banking Services” and  otherwise in connection with securities accounts, deposit accounts and employees’ credit or purchase cards, in each case in the ordinary course of business;

(j) Indebtedness consisting of financing of insurance premiums and other Indebtedness owed to any Person (including obligations in respect of letters of credit, bankers’ acceptances or similar instruments issued for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty, liability insurance, self-insurance, including pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business consistent with past practice;

(k)Indebtedness under Swap Agreements permitted under Section 6.05;

(l) other Indebtedness in an aggregate principal amount not exceeding the greater of (x) $30,000,000 and (y) 45% of Consolidated EBITDA as of the last day of the most recently ended Reference Period for which Financial Statements are available at any time outstanding; provided that not more than $7,500,000 in aggregate principal amount of the foregoing shall be secured Indebtedness;

(m)Indebtedness of any Subsidiary as an account party in respect of trade letters of credit;

(n)Indebtedness consisting of usual and customary take or pay obligations contained in supply arrangements, incurred in the ordinary course of business;

(o)Indebtedness representing deferred compensation to employees incurred in the ordinary course of business;

(p)Indebtedness consisting of promissory notes issued to current or former officers, directors and employees of Borrower or any Subsidiary, their respective estates, spouses or former spouses issued in exchange for the purchase or redemption by Borrower or such Subsidiary of its Equity Interests to the extent permitted by clause (vi) of Section 6.06(a);

(q)Indebtedness of any non-Loan Party Subsidiary incurred to finance working capital needs or  for  other  general  corporate  purposes,  not  to  exceed  at  any  time  outstanding  the  greater  of  (x) $25,000,000 and (y) 38.5% of Consolidated EBITDA as of the last day of the most recently ended Reference Period for which Financial Statements are available;

(r)unsecured Indebtedness of the Borrower or any Subsidiary in the form of Convertible Securities, to the extent not otherwise permitted under this Section 6.01, so long as no Event of Default exists and is continuing at the time of incurrence or assumption of such Indebtedness or would result therefrom and immediately after giving effect to any such incurrence, the Consolidated Total Net Leverage Ratio is not greater than 4.50 to 1.00 on a Pro Forma Basis (calculated after giving effect to the intended use of proceeds from the incurrence thereof);

(s)to the extent constituting Indebtedness, judgments not constituting an Event of Default under clause (k) of Article VII; and

(t)to the extent constituting Indebtedness, advances in respect of transfer pricing or shared services agreements that are permitted by Section 6.04(bb).

SECTION 6.02Liens.  No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a)Permitted Encumbrances;

(b)Liens created pursuant to any Loan Document, including the Secured Obligations;

(c)any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02, including any extensions or amendments thereof; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary (other than proceeds and replacements of such property or assets and additions and accessions thereto) and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof permitted under Section 6.01(b);

(d)any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary (other than proceeds and replacements of such property or assets and additions and accessions thereto) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof permitted pursuant to Section 6.01;

(e)Liens on fixed or capital assets acquired, constructed, developed, restored, replaced, maintained or improved by the Borrower or any Subsidiary (including any such assets made the subject of a Finance Lease Obligation); provided that (i) such security interests secure Indebtedness permitted by clause (f) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within one hundred eighty (180) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary (other than any replacements of such property or assets and additions and accessions thereto and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender and permitted under Section 6.01(f), other equipment financed by such lender and permitted under Section 6.01(f));

(f)Liens arising out of sale and leaseback transactions permitted by Section 6.11;

(g)bankers liens, rights of set-off and similar Liens incurred on deposits made in the ordinary course of business;

(h)Liens on deposits pursuant to Swap Agreements to secure obligations thereunder to the extent such Swap Agreements are permitted hereunder;

(i)leases, subleases, and non-exclusive licenses or sublicenses granted to third parties in the ordinary course of business, and exclusive licenses granted to third parties; provided that the fair market value of all property for which exclusive licenses (other than intercompany exclusive licenses between and/or among the Borrower and its Subsidiaries (including Unrestricted Subsidiaries)) are granted shall not exceed $10,000,000 at any time during the term of this Agreement;

(j)Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods;

(k)purported Liens  evidenced by the  filing of  precautionary UCC  financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(l)Liens arising by operation of law or contract on insurance policies and proceeds thereof to secure premiums payable thereunder;

(m)Liens arising solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(n)Liens in connection with cash collateral for letters of credit securing real property leases;

(o)in connection with the sale or transfer of any other assets in a transaction permitted under Section 6.12, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(p)Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods by Borrower or any Subsidiaries in the ordinary course of business;

(q)Liens constituting a renewal, extension or replacement of any Permitted Encumbrance;

(r)other Liens; provided that, as of the Effective Date or immediately after giving pro forma effect to the creation, incurrence or assumption of any such Lien or of any Indebtedness secured in reliance on this clause (r) and any substantially concurrent use of proceeds thereof, the aggregate amount of Indebtedness secured by such Lien shall not exceed the greater of (x) $7,500,000 and (y) 11.5% of Consolidated EBITDA as of the last day of the most recently ended Reference Period for which Financial Statements are available and to the extent such Indebtedness is permitted under Section 6.01(l);

(s)Liens granted by a Subsidiary that is not a Loan Party in favor of any Loan Party in respect of Indebtedness or other obligations owed by such Subsidiary to such Loan Party;

(s)Liens of bailees in the ordinary course of business;

(t)Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and its Subsidiaries; and

(u)utility and similar deposits in the ordinary course of business.

SECTION 6.03Fundamental Changes.

(a)No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, (i) any Subsidiary may merge into or liquidate or dissolve into, or consolidate with, the Borrower in a transaction in which the surviving entity is the Borrower, (ii) any Subsidiary may merge into or liquidate or dissolve into, or consolidate with, any Subsidiary in a transaction in which the surviving entity is a Subsidiary and, if any party to such merger is a Loan Party, is or becomes a Loan Party within thirty (30) days (or such longer period as the Administrative Agent may reasonably agree) of such merger, liquidation or consolidation, (iii) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Secured Parties; provided, that any such merger involving a wholly-owned Subsidiary merging into a non-wholly-owned Subsidiary (with such non-wholly-owned Subsidiary surviving such merger) shall not be permitted unless also permitted under Section 6.04, (iv) any Subsidiary may merge into or liquidate or dissolve into, or consolidate with, any other Subsidiary in a transaction in which the surviving entity is a direct or indirect wholly-owned Subsidiary in connection with the consummation of a Specified Acquisition and, if any party to such a merger, liquidation or dissolution is a Loan Party, the surviving entity shall be or become a Loan Party within thirty (30) days (or such longer period as the Administrative Agent may reasonably agree) of such merger, liquidation or  dissolution, and  (v)  the  Borrower or  any Subsidiary may consummate any Investment permitted by Section 6.04 (whether through a merger, consolidation or otherwise); provided that (A) the surviving entity (if the Borrower is not a party to such transaction) shall be a Subsidiary and (B) if the Borrower is a party to such transaction, the Borrower shall be the surviving entity.

(b)The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses ancillary, incidental, complementary or reasonably related thereto or reasonable extensions thereof.

SECTION 6.04Investments, Loans, Advances, Guarantees and Acquisitions.   No Loan Party will, norwill it permit any Subsidiary to, make or maintain any Investments other than:

(a)Investments existing on the date hereof in or to Subsidiaries and set forth on Schedule 6.04 and any extensions or amendments thereto not increasing the principal or capital amount thereof;

(b)Permitted Investments;

(c)Capital Expenditures and Capitalized Software Expenditures;

(d)normal trade credit extended in the ordinary course of business and consistent with prudent business practice;

(e)advances or loans to officers, directors or employees of the Borrower or its Subsidiaries for business related, education, entertainment, travel or moving expenses to be incurred in the ordinary course of business in an amount not to exceed $5,000,000 in the aggregate outstanding at any one time,

(f)Investments by the Borrower and the Subsidiaries in Equity Interests in, or capital or asset contributions to, their respective Subsidiaries; provided, that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to a Collateral Document to the extent required thereby (subject to the limitations and exceptions set forth in the applicable Collateral Document) and (ii) the aggregate amount of Investments by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding intercompany loans to Subsidiaries that are not Loan Parties permitted under Section 6.04(g) and outstanding Guarantees of Indebtedness of Subsidiaries that are not Loan Parties permitted under Section 6.04(h)) shall not exceed (A) at any time outstanding, the greater of (x) $100,000,000 and (y) 154% of Consolidated EBITDA as of the last day of the most recently ended Reference Period for which Financial Statements are available and (B) per fiscal year, the greater of (x) $30,000,000 and (y) 46% of Consolidated EBITDA as of the last day of the most recently ended Reference Period for which Financial Statements are available;

(g)loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; provided, that, (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note (which may be a global note) pledged pursuant to a Collateral Document and (ii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (together with outstanding Investments in Subsidiaries that are not Loan Parties permitted under Section 6.04(f) and outstanding Guarantees of Indebtedness of Subsidiaries that are not Loan Parties permitted  under  Section  6.04(h))  shall  not  exceed  (A)  at  any  time  outstanding,  the  greater  of  (x) $100,000,000 and (y) 154% of Consolidated EBITDA as of the last day of the most recently ended Reference Period for which Financial Statements are available and (B) per fiscal year, the greater of (x) $30,000,000 and (y) 46% of Consolidated EBITDA as of the last day of the most recently ended Reference Period for which Financial Statements are available;

(`)Guarantees  constituting  Indebtedness  permitted  by  Section  6.01;  provided,  that  the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall (together with outstanding Investments in  Subsidiary that are  not  Loan Parties permitted under Section 6.04(f) and outstanding intercompany loans to Subsidiaries that are not Loan Parties permitted under Section 6.04(g)) shall not exceed, at any time outstanding, the greater of (x) $100,000,000 and (y) 154% of Consolidated EBITDA as of the last day of the most recently ended Reference Period for which Financial Statements are available and (B) per fiscal year, the greater of (x) $30,000,000 and (y) 46% of Consolidated EBITDA as of the last day of the most recently ended Reference Period for which Financial Statements are available;

(a)Loans or advances made by the Borrower or any Subsidiary to any Person (including employees) not in the ordinary course of business not to exceed the greater of (x) $5,000,000 and (y) 8% of Consolidated EBITDA as of the last day of the most recently ended Reference Period for which Financial Statements are available in the aggregate outstanding at any one time;

(b)Permitted Acquisitions;

(c)Investments in  cash  and  Cash  Equivalents and  obligations under  Swap  Agreements permitted by Section 6.05;

(d)Investments consisting of security deposits with utilities and other like Persons made in the ordinary course of business;

(e)Investments received in connection with any insolvency proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

(f)Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates, amalgamates or merges with the Borrower or any Subsidiary (including in connection with an Acquisition or other Investment permitted hereunder; provided that such Investment was not made in contemplation of such Person becoming a Subsidiary or such consolidation, amalgamation or merger;

(g)upon foreclosure (or transfer of title in lieu of foreclosure) with respect to any secured Investment in a Person other than the Borrower or a Subsidiary and that, in each case, was made without contemplation of such foreclosure (or transfer of title in lieu of foreclosure);

(h)Investments in the ordinary course of business consisting of Article III endorsements for collection or deposit;

(i) the Borrower and its Subsidiaries may acquire and hold receivables and similar items owing  to  them in  the  ordinary course  of  business and  payable or  dischargeable in  accordance with customary trade terms;

(j)Investments constituting customary deposits made in connection with the purchase of goods or services in the ordinary course of business;

(k)Investments consisting of promissory notes and other non-cash consideration, in each case received in connection with asset sales or dispositions permitted by Section 6.12 (other than Section 6.12(s) or Section 6.12(t) (to the extent relating to Section 6.12(s)); provided that the applicable Loan Party complies with the requirements of the applicable Collateral Document with respect to any such promissory notes or other instruments;

(l)advances of  payroll payments to  employees in  the  ordinary course  of  business and Investments made pursuant to employment and severance arrangements of officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;

(m)any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business;

(n)Investments to the extent that the consideration for such Investments is made solely with the Qualified Equity Interests of the Borrower;

(o)so long as no Default or Event of Default has occurred and is continuing or would result therefrom on a Pro Forma Basis, Investments by the Borrower or any Subsidiary in an aggregate amount, as valued at fair market value at the time each such Investment is made and not exceeding the Available Amount immediately prior to the time of the making of any such Investment;

(p)other Investments (as valued at the fair market value (as determined in good faith by the Borrower) of such Investment at the time each such Investment is made); provided that as of the last day of the most recently ended Reference Period for which Financial Statements are available after giving effect to any such Investment the Consolidated Total Leverage Ratio is not greater than 3.50 to 1.00 on a Pro Forma Basis;

(q)the Specified Acquisitions;

(z)Investments  by  the  Borrower  or  any  Subsidiary  that  issued  Convertible  Securities consisting of the Convertible Securities acquired in connection with the conversion or exchange of the Convertible Securities; provided that to the extent such Convertible Securities are converted or exchanged into Equity Interests, such Equity Interests shall be Qualified Equity Interests of the Borrower;

(aa)Investments represented by Permitted Bond Hedge Transactions; and

(bb)to  the  extent  constituting  Investments,  advances  in  respect  of  transfer  pricing  and cost-shared arrangements (i.e. “cost-plus” arrangements) that are in the ordinary course of business.

SECTION 6.05Swap Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries) or (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.06Restricted Payments.

(a)No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so (unless such obligation is contingent upon the termination of the Commitments and the payment in full of all Loans, interest and fees hereunder), except:

(i)the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Qualified Equity Interests;

(ii)(A) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests to the Borrower or any other Person pro rata and (B) any Subsidiary may declare and pay

Restricted Payments to any Loan Party;

(iii)Restricted Payments in connection with transfer pricing or shared services agreements to the extent advances related thereto are permitted pursuant to Section 6.04(bb);

(iv)the  Borrower  may  redeem  shares  of  its  capital  stock  to  settle  any  applicable  tax obligations of a grantee of shares of any equity award (including any shares of restricted stock and any stock appreciation rights) which arise in connection with the vesting, exercise or other taxable event with respect to such awards;

(v)the Borrower may make Restricted Payments of up to an aggregate of (i) $30,000,000,plus (ii) an unlimited amount so long as, solely in the case of this clause (v)(ii), as of the last day of the most recently ended Reference Period for which Financial Statements are available after giving effect to any such Restricted Payment the Consolidated Total Leverage Ratio is not greater than 3.00 to 1.00 on a Pro Forma Basis;

(vi)the Borrower may make Restricted Payments to purchase the Borrower’s preferred stock, common stock, restricted stock or common stock options from present or former consultants, directors, managers, officers or employees of the Borrower, or their estates, descendants, family, spouses or former spouses, upon the death, disability or termination of employment of such consultant, director, manager, officer or employee or pursuant to any employee, management, director or manager equity plan, employee, management, director or  manager stock option plan or  any other employee, management, director or manager benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, manager, officer or consultant of the Borrower (including, for the avoidance of doubt, Restricted Payments to pay principal or interest on promissory notes that were issued to any future, present or former employee, officer, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributes of any of the foregoing) of the Borrower in lieu of cash payments for the repurchase, retirement or other acquisition or retirement for value of such Equity Interests or equity-based awards held by such Persons); provided that the aggregate amount of cash payments under this clause (vi) subsequent to the Effective Date (net of proceeds received by the Borrower subsequent to the date hereof in connection with resales of any stock or common stock options so purchased (which to the extent that such cash proceeds from the issuance of any such stock are utilized to make payments pursuant to this clause (vi) in excess of the amounts otherwise permitted hereunder then such equity proceeds so utilized shall not also increase the Available Amount)) shall not exceed $10,000,000 per fiscal year, less the amount of Indebtedness permitted under Section 6.01(p) (with unused amounts in any fiscal year being carried over to the next succeeding fiscal year subject to a maximum of $15,000,000 in any fiscal year);

(vii)the Borrower may repurchase Qualified Equity Interests deemed to occur upon and to the extent of the cashless portion of the exercise of options, warrants or other Convertible Securities to the extent that such Equity Interests represent all or a portion of the exercise price thereof;

(viii)the  Borrower may make cash payments in  lieu of  the issuance of fractional Equity Interests pursuant to the exchange or conversion of any exchangeable Convertible Securities; and the Borrower may make repurchases of Equity Interests of the Borrower deemed to occur upon the exercise of stock options or warrants or the settlement or vesting of other equity-based awards if such Equity Interests represent a portion of the exercise price of, or tax withholdings with respect to, such options, warrants or other equity-based awards;

(ix)the  Borrower  and  its  Subsidiaries  may  make  additional  Restricted  Payments  in  an aggregate amount not to exceed the Available Amount immediately prior to the time of the making of such Restricted Payment; provided, that with respect to such Restricted Payments made with the Available Amount, (A) no Default or Event of Default shall exist and be continuing at the time of the making of such Restricted Payment or would result therefrom, and (B) as of the last day of the most recently ended Reference Period for which Financial Statements are available after giving effect to any such Restricted Payment the Consolidated Total Leverage Ratio is not greater than 3.50 to 1.00 on a Pro Forma Basis;

(x)the Borrower may make any Restricted Payments and/or payments or deliveries in shares of common stock (or other securities or property following a merger event or other change of the common stock of the Borrower) (and cash in lieu of fractional shares) and/or cash required by the terms of, and otherwise perform its obligations under, any Convertible Securities (including making payments of interest and principal thereon, making payments due upon required repurchase thereof and/or making payments and deliveries due upon conversion thereof);

(xi)the Borrower may pay the premium in respect of, and otherwise perform its obligations under, any Permitted Equity Derivative Instrument; and

(xii)the Borrower may purchase and settle, and acquire any Equity Interests (or the cash value thereof)  pursuant  to,  and  otherwise  perform  its  obligations  under,  any  Permitted  Equity  Derivative Instruments or the unwinding or termination thereof;

(b)No Loan Party will, nor will it permit any Subsidiary to, make or agree to make payment on any Subordinated Indebtedness, except:

(i)payments permitted by the provisions of the governing subordination or intercreditor agreement (which agreements shall not prohibit the payment of Deferred Acquisition Obligations);

(ii)any cash settlement elected to be delivered by the Borrower upon the conversion of Convertible Securities in accordance with its terms;

(iii)refinancings,  replacements,  substitutions,  extensions,  restructurings,  exchanges  and renewals of any such Indebtedness to the extent such refinancing, replacement, substitution, extension, restructuring, exchange or renewal is permitted by Section 6.01 and any fees and expenses in connection therewith;

(iv)payments  of  intercompany Indebtedness permitted  under  Section  6.01  to  the  extent permitted by any subordination provisions in respect thereof;

(v)conversions, exchanges, redemptions, repayments or prepayments of such Indebtedness into or for Qualified Equity Interests of the Borrower;

(vi)any such payments or  other distributions in an amount not to  exceed the Available Amount; provided, however, that at the time of such payments or distributions, immediately after giving effect on a Pro Forma Basis to each such proposed payments or distributions pursuant to this clause (vi) no Event of Default has occurred and is continuing or would result therefrom and as of the last day of the most recently ended Reference Period for which Financial Statements are available after giving effect to any such payment or distribution, the Consolidated Total Leverage Ratio is not greater than 3.50 to 1.00 on a Pro Forma Basis; and

(vii)additional payments of up to an aggregate of (i) $30,000,000, plus (ii) an unlimited amount so long as, solely in the case of this clause (vii), as of the last day of the most recently ended Reference Period for which Financial Statements are available after giving effect to any such payment the Consolidated Total Leverage Ratio is not greater than 3.00 to 1.00 on a Pro Forma Basis.

SECTION 6.07Transactions with Affiliates.   The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)transactions that are at prices and on other terms and conditions, taken as a whole, not materially less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties (as determined in good faith by the Borrower or such Subsidiary);

(b)transactions between or among the Borrower and any wholly-owned Subsidiary that is a Loan Party and transactions solely between or among Subsidiaries that are not Loan Parties, in each case, not involving any other Affiliate;

(c)any Investment permitted by Sections 6.04(f), (g), (h), or (t);

(d)any Indebtedness permitted under clause (c) of Section 6.01;

(e)any Restricted Payment and payment of Subordinated Indebtedness permitted by Section 6.06;

(f)loans or advances to employees permitted under Section 6.04(e) or 6.04(i);

(g)the payment of reasonable fees and expense reimbursements to directors of the Borrower or any Subsidiary who are not employees of such Borrower or any Subsidiary, and compensation, bonuses and severance and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or its Subsidiaries in the ordinary course of business;

(h)customary employment and consulting agreements entered into the ordinary course of business;

(i) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by a Borrower’s board of directors;

(j) intercompany transactions, including the (A) provision of management services and other corporate overhead services, (B) provision of personnel to other locations within the Borrower’s consolidated group on a temporary basis and (C) provision, purchase or lease of services, operational support, assets, equipment, data, information and technology, that, in the case of any such intercompany transaction referred to in this clause (j), are subject to reasonable reimbursement or cost-sharing arrangements (as determined in good faith by the Borrower), which reimbursement or cost sharing arrangements may be effected through transfers of cash or other assets or through book-entry credits or debits made on the ledgers of each involved Subsidiary (provided that any such intercompany transaction is either (1) entered into in the ordinary course of business or (2) otherwise entered into pursuant to the reasonable requirements of the business of the Borrower and the Subsidiaries);

(k)any transaction involving consideration or value of less than $2,000,000; provided, however, that this Section 6.07 shall not limit the operation or effect of, or any payments under, (i) any license entered into in the ordinary course of business on customary terms between any Subsidiary and Borrower or any other Subsidiary or (ii) any agreement with respect to any joint venture to which Borrower or any Subsidiary is a party entered into in connection with, or reasonably related to, its lines of business (provided that such agreement is approved by Borrower’s board of directors); and

(l)transactions pursuant to transfer pricing or shared services agreements, advances with respect to which are permitted by Section 6.04(bb).

SECTION 6.08Restrictive  Agreements.    The  Borrower  will  not,  and  will  not  permit  any  of  its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof or to any extension, renewal, amendment,  modification or  replacement  thereof,  except  to  the  extent  any  such  amendment, modification or replacement materially expands the scope of any such restriction or condition (as determined in good faith by the Borrower), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses and other contracts restricting the assignment, subletting or transfer thereof and (vi) the foregoing shall not apply to any stockholder agreement, charter, by-laws or other organizational documents of Borrower or any Subsidiary as in effect on the date hereof and as amended to the extent permitted hereunder, (vii) the foregoing shall not apply to any Permitted Encumbrances, (viii) clauses (a) and (b) of the foregoing shall not apply to restrictions on pledging joint venture interests included in customary provisions in joint venture agreements or arrangements and other agreements and other similar agreements applicable to joint ventures and (ix) the foregoing shall not apply to any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Subsidiary; provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any other Subsidiary.

SECTION 6.09Amendment to Material Documents; Fiscal Year.  No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under any agreement relating to any Subordinated Indebtedness in a manner materially adverse to the Lenders.  Borrower will not, nor will it permit any Subsidiary to, amend or modify its certificate or articles of incorporation or organization and bylaws or other organizational or governing documents to the extent such amendment or modification could reasonably be expected to have a Material Adverse Effect.  The Borrower and its Subsidiaries shall not change their March 31 fiscal year end without the prior written consent of the Required Lenders.

SECTION 6.10Financial Covenants.

(a)Consolidated Secured Leverage Ratio.  The Borrower will not permit the Consolidated Secured Leverage Ratio as of the last day of any Reference Period commencing with the fiscal quarter ending September 30, 2018 to be greater than 3.00 to 1.00; provided that, during the four fiscal quarters beginning with the fiscal quarter in which a Qualified Permitted Acquisition has occurred, such limit may be increased at the Borrower’s election so that the Borrower will not permit the Consolidated Secured Leverage Ratio to exceed 3.50 to 1.00 as of the last day of any such fiscal quarter of the Borrower.

(b)Consolidated Interest Expense Ratio.   The Borrower will not permit the Consolidated Interest Expense Ratio as of the last day of any Reference Period, commencing with the fiscal quarter ending September 30, 2018, to be less than 3.00 to 1.00.

SECTION 6.11Sale and Leaseback Transaction. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within one hundred eighty (180) days after such Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.

SECTION 6.12Asset Sales.  No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Subsidiary to  issue any additional Equity Interest in  such Subsidiary (other than to  the Borrower or  another Subsidiary or otherwise in compliance with Section 6.04), except:

(a)(i)  sales,  transfers  and  dispositions  of  inventory,  obsolete,  damaged  or  worn-out equipment, and other obsolete, damaged, worn-out, used or surplus assets or other property no longer used or useful in the business, no longer economically practical or commercially desirable to maintain, (ii) inventory and goods held for sale or other immaterial assets, (iii) accounts in the ordinary course of business for collection, and (iv) cash and Cash Equivalents;

(b)sales, transfers and dispositions of assets to the Borrower or any Subsidiary; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.07;

(c)sales, transfers and dispositions of accounts receivable made only to the account debtors obligated therefor (excluding sales or dispositions in a factoring arrangement) in connection with the compromise, settlement or collection thereof;

(d)sales,  transfers  and  dispositions of  Permitted  Investments in  the  ordinary course  of business;

(e)sale and leaseback transactions permitted by Section 6.11;

(f)dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(g)transfers of cash in the ordinary course of business for equivalent value;

(h)dispositions of non-core assets acquired pursuant to a Permitted Acquisition or other Investment permitted hereunder in an aggregate amount not to exceed 20% of the total consideration of the total assets acquired in such Permitted Acquisition or other Investment;

(i)licenses of patents, trademarks, copyrights, trade secrets and other intellectual property rights granted by Borrower or its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Borrower or such Subsidiary and leases, subleases, licenses or sublicenses of any real or personal property;

(j)sales, transfers and other dispositions of assets for fair value (as reasonably determined by the Borrower in good faith) that are not permitted by any other clause of this Section 6.12; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (j) shall not exceed at the time of such disposition an amount equal to 10% of Consolidated Total Assets as of the last day of the most recently ended Reference Period for which Financial Statements are available, during the term of this Agreement;

(k)dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l)Liens permitted by Section 6.02 (other than Section 6.02(o)), Investments permitted by Section 6.04 (other than Section 6.04(s)) and Restricted Payments permitted by Section 6.06; and

(m)dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(n)sales, transfers and dispositions, terminations or unwinding of any Swap Agreement or Permitted Equity Derivative Instruments or the entry into any Permitted Equity Derivative Instruments;

(o)the abandonment, lapse, expiration or other disposition of intellectual property, whether now or hereafter owned or licensed or acquired in connection with an Acquisition or other permitted Investment that is, in the reasonable business judgment of the Borrower, no longer material or useful in or to the business of the Borrower and its Subsidiaries;

(p)sales or dispositions of Equity Interests of any Subsidiary (a)   prior to the time such Subsidiary becomes a wholly-owned Subsidiary, in each case pursuant to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or any similar plans or exercise of warrants, options or other convertible into or exchangeable for the Equity Interests of such Subsidiary, so long as such rights, warrants, options or other securities were not entered into or issued in connection with or in contemplation of such person becoming a Subsidiary, or (b) in order to qualify members of the governing body of such Subsidiary if required by applicable law;

(q)samples, including time-limited evaluation software, provided to customers or prospective customers;

(r)de minimis amounts of equipment provided to employees;

(s)the Borrower and any Subsidiary may (i) convert any intercompany Indebtedness to Equity Interests, (ii) transfer any intercompany Indebtedness to the Borrower or any Subsidiary, (iii) settle, discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing by the Borrower or any Subsidiary, (iv) settle, discount, write off, forgive or cancel any Indebtedness owing by any present or former consultants, directors, officers or employees of the Borrower or any Subsidiary or any of their successors or assigns or (v) surrender or waive contractual rights and settle or waive contractual or litigation claims; and

(t)any grant of an option to purchase, lease or acquire property, so long as the disposition resulting from the exercise of such option would otherwise be permitted hereunder.

SECTION 6.13Immaterial Subsidiaries.  The Borrower will, from time to time by written notice to the Administrative Agent, un-designate a sufficient number of Subsidiaries as Immaterial Subsidiaries, if and to the extent necessary, such that at all times all Immaterial Subsidiaries, collectively, do not comprise more than five percent (5%) of the Borrower’s Consolidated Total Assets or Consolidated EBITDA as of the end of or for the most recently ended Reference Period for which Financial Statements are available.

ARTICLE VII.
Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)the Borrower or any other Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)any  representation  or  warranty  made  or  deemed  made  by  any  Loan  Party  in  this Agreement or any other Loan Document shall prove to have been incorrect in any material respect (or in any respect if such representation or warranty is already qualified by concepts of materiality) when made or deemed made;

(d)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(a) through (d), 5.02(a), 5.03 (solely with respect to legal existence of the Loan Parties) or 5.08 or in Article VI;

(e)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or in any other Loan Document (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of thirty (30) days after the earlier of any Loan Party’s knowledge of such breach or written notice thereof from the Administrative Agent (which notice will be given at the request of any Lender);

(f)any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace period;

(g)any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; provided, further, an event or condition described in this clause (g) shall not include any conversion, exchange or put of Convertible Securities or the occurrence of any conversion, exchange or put trigger (other than any conversion, exchange or put trigger that would otherwise constitute an Event of Default) that results in such Convertible Securities becoming convertible, exchangeable or redeemable, as applicable;

(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or  similar  law now or  hereafter in  effect or  (ii)  the  appointment of  a  receiver, trustee, custodian,  sequestrator,  conservator  or  similar  official  for  the  Borrower  or  any  Subsidiary or  for  a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article,  (iii)  apply  for  or  consent  to  the  appointment  of  a  receiver,  trustee,  custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Subsidiary shall become unable, admit in writing its inability to, or publicly declare its intention not to, or fail generally to pay its debts as they become due;

(k)one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 in value, the payment of which is not fully covered by insurance in excess of any deductibles or which is not otherwise covered by an indemnification in favor of the Borrower or its Subsidiaries, as applicable, shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l)an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)a Change in Control shall occur;

(n)the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect, including any notice of termination delivered pursuant to Section 10.08;

(o)except as permitted by the terms of any Collateral Document, (i) any Collateral Document shall for any reason fail to create a valid security interest in any material portion of the Collateral, taken as a whole, as required by this Agreement or any Collateral Document, or (ii) any Lien on any material portion of the Collateral, taken as a whole, securing any Secured Obligation shall cease to be a perfected, first priority Lien; or

(p)any material provision of any Loan Document, at any time after its execution and delivery and  for  any reason other  than  as  expressly permitted hereunder or  thereunder or  as  a  result  of  the termination of the Commitments and the payment in full of principal and interest on each Loan and all fees of the Loan Parties thereunder, shall cease to be in full force and effect; or any Loan Party or any other Person shall contest in any manner the validity or enforceability of any Loan Document; or any Loan Party shall deny that it has any or further liability or obligation under any Loan Document, or shall purport to revoke, terminate or rescind any Loan Document; then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments (including the Letter of Credit Commitments), and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued but unpaid interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) require that the Borrower provide cash collateral for the LC Exposure in accordance with Section 2.06(j) hereof; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding and cash collateral for the LC Exposure, together with accrued but unpaid interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, and the obligation of the Borrower to cash collateralize the LC Exposure as provided in clause (iii) above shall automatically become effective, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

In addition to any other rights and remedies granted to the Administrative Agent and the Lenders in the Loan Documents, if any Event of Default has occurred and is continuing, the Administrative Agent on behalf of the Lenders may exercise all rights and remedies of a secured party under the New York Uniform Commercial Code or any other applicable law.  Without limiting the generality of the foregoing, if any Event of Default has occurred and is continuing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except for any notice of default to the extent expressly required under the Loan Documents and/or any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by the Loan Party of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of  any  credit  risk.    With  respect  to  any  public  or  private  sales  referred  to  in  the  preceding  sentence,  the Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released.  Each Loan Party further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Loan Party’s premises or elsewhere.   The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Article VII, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements to the extent payable hereunder, to the payment in whole or in part of the obligations of the Loan Parties under the Loan Documents, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Loan Party.   To the extent permitted by applicable law, each Loan Party waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder.  If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

ARTICLE VIII.
The Administrative Agent

SECTION 8.01Authorization and Action.

(a)Each  Lender  and  each  Issuing  Bank  hereby  irrevocably  appoints  the  entity  named  as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the U.S., each Lender and each Issuing Bank hereby grants to the Administrative Agent any required  powers of  attorney to  execute and  enforce  any Collateral Document governed by the  laws  of  such jurisdiction on such Lender’s or such Issuing Bank’s behalf. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b)As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents) (and, if such written instruction is given, shall be fully protected in so acting or refraining from acting in the absence of gross negligence or willful misconduct on the part of the Administrative Agent), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or  reorganization or  relief  of  debtors;  provided,  further,  that  the  Administrative Agent  may  seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)In  performing its  functions and  duties  hereunder and  under  the  other  Loan Documents, the Administrative  Agent  is  acting  solely  on  behalf  of  the  Lenders  and  the  Issuing  Banks  (except  in  limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i)the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent  based  on  an  alleged  breach  of  fiduciary duty  by  the  Administrative Agent  in connection with this Agreement and the transactions contemplated hereby;

(ii)where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of Jersey, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law;

(iii)to the extent that English law is applicable to the duties of the Administrative Agent under any of the Loan Documents, Section 1 of the Trustee Act 2000 of the United Kingdom shall not apply to the duties of the Administrative Agent in relation to the trusts constituted by that Loan Document; where there are inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 of the United Kingdom and the provisions of this Agreement or such Loan Document, the provisions of this Agreement shall, to the extent permitted by applicable law, prevail and, in the case of any inconsistency with the Trustee Act 2000 of the United  Kingdom, the  provisions of  this Agreement shall constitute a  restriction or  exclusion for  the purposes of that Act; and

(iv)nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;

(d)The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder  or  under  any  other  Loan  Document by or  through any one  or  more  sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)The Lead Arranger shall have no obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder to the Lenders or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f)In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(g)The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

SECTION 8.02Administrative Agent’s Reliance, Indemnification, Etc.

(a)Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value,  validity, effectiveness, genuineness, enforceability or  sufficiency of  this  Agreement or  any other  Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b)The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to  the Administrative Agent or  satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (vi) the creation, perfection or priority of Liens on the Collateral. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by the Borrower, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the outstanding Revolving Loans, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank.

(c)Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 8.03Posting of Communications.

(a)The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)Although  the  Approved  Electronic  Platform  and  its  primary  web  portal  are  secured  with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there are confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)THE   APPROVED  ELECTRONIC  PLATFORM  AND   THE   COMMUNICATIONS  AREPROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS.   NO   WARRANTY   OF   ANY   KIND,   EXPRESS,   IMPLIED   OR   STATUTORY, INCLUDING ANY  WARRANTY OF  MERCHANTABILITY, FITNESS FOR  A  PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE LEAD ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(d)Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04The Administrative Agent Individually. With respect to its Commitment, Loans, Letter of Credit Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

SECTION 8.05Successor Administrative Agent.

(a)The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Banks and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon receipt of any such resignation, with the consent of the Borrower (such consent shall not be unreasonably withheld if such successor is a commercial bank with a combined capital and surplus of at least $5,000,000,000 and otherwise such consent may be withheld in Borrower’s sole discretion; provided that such consent shall not be required at any time that an Event of Default under clauses (a), (b), (h), (i) or (j) of Article VII shall have occurred and be continuing), to appoint a successor Administrative Agent, which shall be a bank with an office in the U.S., or an Affiliate of any such bank with an office in the U.S.  If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as  Administrative Agent  by  a  successor  Administrative Agent  in  accordance with  the  terms  hereunder,  such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent in accordance with the terms hereunder, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b)Notwithstanding paragraph (a) of this Section, in the event that no such successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative agent, meeting the qualifications set forth above (including the consent of the Borrower); provided that if such Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed by the terms hereunder and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person (it being understood that the fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor) and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

SECTION 8.06Acknowledgements of Lenders and Issuing Banks.

(a)Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, the Lead Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Lead Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the U.S. securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)Each  Lender,  by  delivering  its  signature  page  to  this  Agreement on  the  Effective  Date,  or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

SECTION 8.07Collateral Matters.

(a)Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and  agreed  that  all  powers, rights and  remedies under the  Loan Documents may be  exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.

(b)In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Banking Services the obligations under which constitute Secured Banking Services Obligations and no Swap Agreement the obligations under which constitute Secured Swap Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Banking Services or Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c)The  Secured Parties irrevocably authorize the  Administrative Agent, at  its  option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(a). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.08Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in  accordance with any applicable law.  In  connection with any such credit bid  and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at  the  direction of  the  Required  Lenders  on  a  ratable  basis  (with  Obligations with  respect  to  contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 8.09Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23(a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)none  of  the  Administrative Agent,  or  the  Lead  Arranger or  any of  their  respective Affiliates is  a  fiduciary with respect to  the  assets of  such Lender (including in  connection with the reservation  or  exercise  of  any  rights  by  the  Administrative Agent  under  this  Agreement,  any  Loan Document or any documents related hereto or thereto),

(ii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations),

(iv)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)no fee or other compensation is being paid directly to the Administrative Agent, or the Lead Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)The Administrative Agent, and the Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 8.10Withholding Taxes.   To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding Tax applicable to such payment. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of any change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to a Loan Document without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent fully. Within 10 days after written demand therefor, for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties, additions to tax or interest and together with all expenses incurred (including legal expenses, allocated internal costs and out-of-pocket expense(s), unless such amounts have been indemnified by any Borrower or other Loan Party. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.10. The agreements in this Section 8.10 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, for purposes of this Section 8.10, the term “Lender” includes any Issuing Bank.

ARTICLE IX.
Miscellaneous

SECTION 9.01Notices.

(a)Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, fax or other electronic communication, as follows:

(i)if to any Loan Party, to it in care of the Borrower at:

Mimecast Limited

One Ropemaker Street Moorgate, London, UK EC2Y 9AW

Attention: Peter Campbell, Chief Financial Officer

Telephone No.: (781) 697-0684

E-mail: pcampbell@mimecast.com

(ii)with a copy to:

Mimecast North America Inc.

191 Spring StreetLexington, Massachusetts 02421

Attention: Robert Nault, Senior Vice President & General Counsel

Telephone No.: (617) 393-7111

E-mail: rnault@mimecast.com and

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02110

Attention: Milena E. Tantcheva

Telephone No.: (617) 570-1954

E-mail: MTantcheva@goodwinlaw.com

(iii)if to the Administrative Agent at:

JPMorgan Chase Bank, N.A. Middle Market Servicing

10 S Dearborn, Floor L2S Chicago, IL, 60603-2300

Attention: Jasmine Doke

Telephone No.: 1-312-732-2671

Fax No.: 1-844-490-5663

E-mail: Jpm.agency.cri@jpmorgan.com

(iv)if to the Issuing Bank, to JPMorgan Chase Bank, N.A. at:

JPMorgan Chase Bank, N.A. Middle Market Servicing

10 S Dearborn, Floor L2S Chicago, IL, 60603-2300

Attention: Jasmine Doke

Telephone No.: 1-312-732-2671

Fax No.: 1-844-490-5663

E-mail: Jpm.agency.cri@jpmorgan.com

(v)if to any other Lender, to it at its address (or telecopy number or e-mail address) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)Notices and  other communications to  the  Lenders and  the  Issuing Banks hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)Any party hereto may change its address or telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02Waivers; Amendments.

(a)No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)Subject to Section 2.14(b) and Section 9.02(c) through 9.02(f) below and except as provided in Section 2.21 with respect to an Incremental Term Loan Amendment, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement (including any Incremental Term Loan Amendment) shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender) (it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an increase of any Commitment), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (including any such Lender that is a Defaulting Lender); provided, however, that only the consent of the Required Lenders shall be necessary to amend the provisions with respect to the application or amount of the default rate described in Section 2.13(c) or waive any obligation of the Borrower to pay interest or fees at such default rate and with respect to amendments to any financial covenant ratios or related definitions, the impact of which may reduce interest, (iii) postpone the scheduled date of payment or amortization of the principal amount of any Loan or LC Disbursement, or any date for payment of any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment (in each case excluding, for the avoidance of doubt, mandatory prepayments under Section 2.11), or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby (including any such Lender that is a Defaulting Lender), (iv) change Section 2.09(b), 2.18(b) or (d) in a manner that would alter the ratable reduction of Revolving Commitments or the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release the Borrower from its Obligations without the written consent of each Lender, (vi) change any of the provisions of this Section 9.02 or the definition of “Required Lenders” or, except as provided in the following clause (viii), any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of the Required Lenders, the Required Revolving Lenders and the Required Term Lenders, as applicable, on substantially the same basis as the Commitments and the Term Loans are included on the Effective Date) (provided that with the consent of the Administrative Agent, the provisions of this Section 9.02 and the definition of the term “Required Lenders” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing classes of Loans or Lenders), (vii) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (viii) change the definition of “Required Revolving Lenders” or “Required Term Lenders”, without the written consent of each Revolving Lender or each Term Lender, respectively (other than any Defaulting Lender), (ix) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than Lenders holding Loans of any other Class, without the written consent of the Required Revolving Lenders and the Required Term Lenders, as the case may be, of the Class of Loans adversely affected thereby, (x) release all or substantially all of the Loan Guarantors from their obligations under the Loan Guaranty, without the written consent of each Lender (other than any Defaulting Lender) (except as otherwise expressly provided for herein), or (xi) except as provided in paragraph (d) of this Section 9.02, release all or substantially all of the Collateral (except as otherwise expressly provided for herein), without the written consent of each Lender (other than any Defaulting Lender); provided further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent and the Issuing Bank); provided further, that no such agreement shall amend or modify the provisions of Section 2.06 or any letter of credit application and any bilateral agreement between the Borrower and the Issuing Bank regarding the Issuing Bank’s Letter of Credit Commitment or the respective rights and obligations between the Borrower and the Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Borrower, the Administrative Agent and the Issuing Bank, respectively.  The Administrative Agent may also amend Schedule 2.01A or 2.01B to reflect assignments entered into pursuant to Section 9.04.

(c)Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Borrower (1) to add one or more additional revolving credit or term loan facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

(d)If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender (or each affected Lender) and that has been approved by the Required Lenders, the Required Term Lenders, or the Required Revolving Lenders, the Borrower may replace such Non-Consenting Lender in accordance with Section 2.19; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

(e)If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

(f)The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to or held by the Administrative Agent upon any Collateral (i) upon the termination of all the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than (A) contingent obligations and (B) Secured Swap Obligations and Secured Banking Services Obligations as to which arrangements satisfactory to the applicable Swap Provider or Banking Services Provider have been made), and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank have been made), (ii) constituting property being sold or disposed of if the sale or disposition is made in compliance with the terms of this Agreement, (iii) constituting property leased to  the Borrower or  any Subsidiary under a  lease which has expired or been terminated in a transaction permitted under this Agreement, (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII, (v)as otherwise permitted by, but only in accordance with, the terms of any Loan Document, or (vi) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder.   At any time that a  Loan Party desires that the Administrative Agent take any action to acknowledge or confirm any release of Collateral pursuant to clauses (ii), (iii) or (v) of the preceding sentence, such Loan Party shall, upon the Administrative Agent’s request, deliver to the Administrative Agent a certificate signed by a Responsible Officer of such Loan Party (or the Borrower on behalf of such Loan Party) certifying as to such matter relating to such release as the Administrative Agent may reasonably request.   Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto.  Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

SECTION 9.03Expenses; Indemnity; Damage Waiver.

(a)The Loan Parties, jointly and severally, shall pay or promptly reimburse (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, Lead Arranger and their respective Affiliates (limited, in the case of legal costs, to the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel for the Administrative Agent and Lead Arranger collectively (including one reasonably necessary local counsel in each material jurisdiction for the Administrative Agent and Lead Arranger collectively), in connection with the syndication of the credit facilities provided for herein, (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (limited in the case of legal costs, to the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel for the Administrative Agent and one reasonably necessary local counsel in each material jurisdiction for the Administrative Agent), in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (iii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iv) all documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender (limited in the case of legal costs, to the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel to  all  such  persons,  collectively, one  local  counsel  for  each  other  relevant  jurisdiction, to  all  such  persons, collectively, and additional counsel in each relevant jurisdiction (to be shared by similarly situated persons) in light of conflicts of interest for the Administrative Agent, the Issuing Bank or any Lender) during the existence of an Event of Default, in connection with the enforcement, collection or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during the existence of an Event of Default and during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)Each of the Loan Parties, jointly and severally, shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related reasonable and documented out-of-pocket expenses (limited in the case of legal costs, to the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel to all such persons, collectively, one local counsel to all such persons, collectively, for each other relevant jurisdiction, and additional counsel in each relevant jurisdiction (to be shared by similarly situated persons) in light of conflicts of interest for any Indemnitee), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation, arbitration or proceeding is brought by the Borrower or any other Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent (a) that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, or willful misconduct of such Indemnitee or material breach of such Indemnitee’s obligations hereunder or under any other Loan Document or (b) any dispute solely among the Indemnitee that does not involve an act or omission of the Borrower or any of its Affiliates (other than any claims against an Indemnitee in its capacity as an administrative agent or arranger or any similar role under the Loan Documents).This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, penalties, liabilities or expenses arising from any non-Tax claim.
(c)Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraph (a) or (b) of this Section 9.03 to the Administrative Agent and each Issuing Bank, and each Related Party of any of the foregoing Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which indemnification is sought under this Section 9.03 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all losses, claims,  damages,  liabilities and  related  expenses,  including the  fees,  charges  and  disbursements of  any  kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent Indemnitee in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a  final  and  nonappealable  decision  of  a  court  of  competent  jurisdiction  to  have  resulted  from  such  Agent Indemnitee’s gross  negligence or  willful misconduct.    The  agreements in  this  Section 9.03  shall  survive  the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)To the extent permitted by applicable law, (i) the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other  materials  obtained  through  telecommunications,  electronic  or  other  information  transmission  systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d)(ii) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

SECTION 9.04Successors and Assigns.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution or, except if an Event of Default under clauses (a), (b), (h), (i) or (j) of Article VII has occurred and is continuing, an Excluded Person) all or a portion of its rights and obligations under the Loan Documents (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)the Borrower; provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee (other than any Ineligible Institution or, except if an Event of Default under clauses (a), (b), (h), (i) or (j) of Article VII has occurred and is continuing, any Excluded Person);

(B)the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Loan or Revolving Commitment to an assignee that is a Lender immediately prior to giving effect to such assignment, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender and (y) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)the Issuing Bank; provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A)except in the case of an assignment to  a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the  amount  of  the  Commitment or  Loans  of  the  assigning  Lender  subject  to  each  such  assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default under clauses (a), (b), (d) of Article VII (solely as it relates to a breach of Section 5.01 and Section 6.10), (f), (g), (h) or (i) has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to  prohibit the assignment of a  proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)the parties to each assignment shall execute and deliver to the Administrative Agent (x)an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), together with a processing and recordation fee of $3,500; provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender; and

(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in  accordance with  the  assignee’s compliance procedures and  applicable laws,  including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means a (a) natural person, (b) company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (i) has not been established  for  the  primary purpose  of  acquiring any  Loans  or  Commitments, (ii)  is  managed  by  a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (iii) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business, (c) a Defaulting Lender or its Lender Parent, or (d) the Borrower or any of its Subsidiaries or other Affiliates.

(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.

(iv)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).   The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and, with respect to their own interests only, the Issuing Bank and any Lender, in each case at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent, the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution or Excluded Person, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly or adversely affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section 9.04; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such greater entitlement results from a Change in Law after the Participant acquired the applicable participation.

(d)Each Lender that sells a participation agrees to effectuate the provisions of Section 2.19(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of  the  Participant Register (including the identity of any Participant or  any information relating to  a Participant’s interest  in  any  Commitments, Loans,  Letters  of  Credit  or  its  other  obligations under  any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)Any assignment or participation made to an Excluded Person in violation of this Section 9.04 shall not be void, but the other provisions of this Section 9.04 shall apply. If any assignment or participation is made to an Ineligible Institution or Excluded Person in violation of this Section 9.04, the Borrower may, at its sole expense and effort, upon notice to the Ineligible Institution or Excluded Person, as the case may be, and the Administrative Agent, (A) terminate the Commitment of the applicable Ineligible Institution or Excluded Person and repay all Obligations (other than Unliquidated Obligations that have not yet arisen) of the Borrower owing to such Ineligible Institution or Excluded Person, as the case may be, in connection with such Commitment and/or (B) require such Ineligible Institution or Excluded Person, as the case may be, to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement and any applicable participation agreement to one or more Persons (other than an Ineligible Institution or Excluded Person) at the lesser of (x) the principal amount thereof and (y) the amount that such Ineligible Institution or Excluded Person, as the case may be, paid to acquire such interests, rights and obligations.

SECTION 9.05Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of  the  Loans,  the  expiration or  termination of  the  Letters of  Credit and  the  Commitments or  the termination of this Agreement or any provision hereof.

SECTION 9.06Counterparts; Integration; Effectiveness; Electronic Execution.

(a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

SECTION 9.07Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in  any  jurisdiction shall,  as  to  such  jurisdiction, be  ineffective to  the  extent  of  such  invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08Right of Setoff.   If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Is-suing Bank and their respective Affiliates under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have.  Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and  application; provided that the failure to  give such notice shall not affect the validity of such setoff and application.

SECTION 9.09Governing Law; Jurisdiction; Consent to Service of Process.

(a)This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Secured Party relating to this Agreement, any other Loan Document, the Collateral or the consummation or  administration of the transactions contemplated hereby or  thereby shall be construed in accordance with and governed by the law of the State of New York.

(c)Each of  the  parties hereto hereby irrevocably and  unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or  thereto, or  for  recognition or  enforcement of  any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower, any Loan Party or its properties in the courts of any jurisdiction.

(d)Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section 9.09.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Each Loan Party party to this Agreement that is not organized or incorporated in the U.S. hereby irrevocably designates and appoints Mimecast North America, Inc., having an address of 191 Spring Street, Lexington, MA 02421, or if otherwise, its principal place of business in the U.S. from time to time, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in this Section 9.09 in any federal or New York State court sitting in New York City; provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to Mimecast North America, Inc.  Each Loan Party party to this Agreement hereby represents, warrants and confirms that Mimecast North America, Inc. has agreed to accept such appointment. Each Loan Party party to this Agreement that is not organized or incorporated in the U.S. irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such party in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such party.  To the extent any such party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service of notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), each such party hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT  OR ANY OTHER THEORY).   EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12Confidentiality.   Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to  maintain the  confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (provided that, unless prohibited by applicable law or court order, the Administrative Agent, applicable Lender or Issuing Bank, as the case may be, shall notify the Borrower of any request by any Governmental Authority (other than any such request in connection with an examination of the Administrative Agent, applicable Lender or Issuing Bank) for disclosure of any such nonpublic Information prior to disclosure of such Information), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement any other Loan Document or the enforcement of rights hereunder or thereunder (provided that the Borrower shall be given notice thereof and a reasonable opportunity to seek a protective court order with respect to such Information prior to such disclosure (it being understood that the refusal by a court to grant such a protective order shall not prevent the disclosure of  such  Information thereafter) and  any foreclosure, sale  or  other disposition of  any Collateral in connection with the exercise of remedies under the Collateral Documents, subject to each potential transferee of such Collateral having entered into customary confidentiality undertakings with respect to such Collateral prior to the disclosure thereof to such Person (which confidentiality obligations will cease to apply to any transferee upon the consummation of its acquisition of such Collateral)), (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (2) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section 9.12, (2) is provided to the Administrative Agent, the Issuing Bank or any Lender for the purposes of registering a financing statement on the Jersey SIR in connection with the Jersey Collateral Agreements or (3) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower that, to the knowledge of the Administrative Agent or the applicable Lender, Issuing Bank or Affiliate, is not subject to contractual or fiduciary confidentiality obligations, or (i) on a confidential basis to (1) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities hereunder or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities hereunder.  For the purposes of this Section 9.12, “Information” means all information received from or on behalf of any Loan Party relating to any Loan Party or its business pursuant to or in connection with the Loan Documents, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to or concurrently with disclosure by such Person and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13Material Non-Public Information.

(a)EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS AFFILIATES AND THEIR RELATED PARTIES OR  THEIR  RESPECTIVE SECURITIES, AND  CONFIRMS THAT  IT  HAS  DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b)ALL  INFORMATION, INCLUDING  REQUESTS  FOR  WAIVERS  AND  AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE  OF  ADMINISTERING,  THIS  AGREEMENT  WILL  BE  SYNDICATE-LEVEL  INFORMATION, WHICH  MAY  CONTAIN  MATERIAL  NON-PUBLIC  INFORMATION  ABOUT  THE  BORROWER,  THE LOAN    PARTIES   AND    THEIR    RELATED   PARTIES   OR    THEIR    RESPECTIVE   SECURITIES. ACCORDINGLY, EACH  LENDER  REPRESENTS TO  THE  BORROWER AND  THE  ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN  ACCORDANCE  WITH  ITS  COMPLIANCE  PROCEDURES  AND  APPLICABLE  LAW,  INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.14Several Obligations; Nonreliance; Violation of Law.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  Each

Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein.   Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

SECTION 9.15USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each  Loan Party,  which information includes the  name  and  address of  each  Loan Party and  other information that will allow such Lender to identify each Loan Party in accordance with the Act.

SECTION 9.16Appointment for Perfection.  Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control.    Should any Lender (other than the  Administrative Agent) obtain possession or  control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent (if applicable) or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.17Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.17 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18No  Advisory  or  Fiduciary  Responsibility.    In  connection  with  all  aspects  of  each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that:   (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Borrower  has  consulted  its  own  legal,  accounting,  regulatory  and  tax  advisors  to  the  extent  it  has  deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates.

SECTION 9.19No Fiduciary Duty, etc.  The Borrower acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length  contractual  counterparty  to  the  Borrower  with  respect  to  the  Loan  Documents  and  the  transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person.  The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction.  The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.

The Borrower further acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each Credit Party, together with its affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, the Borrower acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise.   No Credit Party will use confidential information obtained  from the  Borrower by virtue  of  the  transactions contemplated by the  Loan Documents or  its  other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies,  and  no  Credit  Party  will  furnish  any  such  information to  other  companies.    The  Borrower  also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

SECTION 9.20Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to  the  contrary in  any Loan Document or  in  any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the  application  of  any  Write-Down and  Conversion Powers  by  an  EEA  Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable: (i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

ARTICLE X.
LOAN GUARANTY

SECTION 10.01Guaranty. Each Loan Guarantor (other than those that have delivered a separate Loan Guaranty) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and reasonable attorneys’ and paralegals’ fees and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”); provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

SECTION 10.02Guaranty  of  Payment.    This  Loan  Guaranty  is  a  guaranty  of  payment  and  not  of collection.   Each Loan Guarantor waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue the Borrower, any Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03No Discharge or Diminishment of Loan Guaranty.

(a)Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Guaranteed Obligations), including:  (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or  compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b)The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by:  (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the payment in full in cash of the Guaranteed Obligations).

SECTION 10.04Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower, any Loan Guarantor or any other Obligated Party, other than the payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person.  Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder.  The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty, except to the extent the Guaranteed Obligations have been fully paid in cash.  To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05Rights of Subrogation.  No Loan Guarantor will assert any right, claim or cause of action, including,  without  limitation,  a  claim  of  subrogation,  contribution or  indemnification that  it  has  against  any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders.

SECTION 10.06Reinstatement; Stay of Acceleration.  If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Loan Guaranty.  If acceleration of  the  time for  payment of  any of  the  Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

SECTION 10.07Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agent, the Issuing Bank nor any  Lender  shall  have  any  duty  to  advise  any  Loan  Guarantor  of  information known  to  it  regarding  those circumstances or risks.

SECTION 10.08Termination.  Each of the Lenders and the Issuing Bank may continue to make loans or extend credit to the Borrower based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Loan Guarantor.   Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations. Nothing in this Section 10.08 shall be deemed to  constitute a  waiver of,  or  eliminate, limit, reduce or  otherwise impair any rights or  remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that shall exist under clause (o) of Article VII hereof as a result of any such notice of termination.

SECTION 10.09[Reserved].

SECTION 10.10Maximum Liability.   The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan

Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Administrative Agent, the Issuing Bank or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”).  This Section 10.10 with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Administrative Agent, the Issuing Bank and the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other Person shall have any right or claim under this Section 10.10 with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law.  Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or  affecting the  rights and  remedies of  the  Administrative Agent, the Issuing Bank or  the Lenders hereunder; provided that nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.   In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

SECTION 10.11 Contribution.

(a)To  the  extent  that  any Loan Guarantor shall make a  payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to  the making of such Guarantor Payment, then, following payment  in  full  in  cash  of  the  Guarantor Payment and  the  Guaranteed Obligations (other  than  Unliquidated Obligations that have not yet arisen), and all Commitments and Letters of Credit have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, and this Agreement, the Secured Swap Obligations and the Secured Banking Services Obligations have terminated, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c)This Section 10.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d)The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.

(e)The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section10.11 shall be exercisable upon the full payment of the Guaranteed Obligations in cash (other than Unliquidated Obligations that have not yet arisen) and the termination or expiry (or, in the case of all Letters of Credit, full cash collateralization), on  terms  reasonably  acceptable  to  the  Administrative Agent  and  the  Issuing  Bank,  of  the Commitments and all Letters of Credit issued hereunder and the termination of this Agreement, the Secured Swap Obligations and the Secured Banking Services Obligations.

SECTION 10.12Liability Cumulative.  The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.13Keepwell.    Each  Qualified  ECP  Guarantor  hereby  jointly  and  severally  absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Swap Obligations.  Each Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 10.14Waiver of droit de division and droit de discussion.  Each Loan Party irrevocably and unconditionally waives and abandons any and all rights or entitlement which it has or may have under the existing or future laws of Jersey, whether by virtue of (a) the customary law rights of droit de discussion or otherwise, to require that recourse be had to the assets of any other Loan Party or any other person before any claim is enforced against it in respect of its obligations under any Loan Document, or (b) the customary law right of droit de division or otherwise, to require that any liability under the guarantee contained herein or under any Loan Document be divided or apportioned with any other person or reduced in any manner.

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